Filed pursuant to Rule 424(b)(5)
Registration No. 333-163193

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 8, 2009)

Up to 4,000,000 Shares of Series A Convertible Redeemable Preferred Stock Issuable Upon

Exercise of Rights to Subscribe for Such Shares at $10.00 per Share

We are distributing at no charge to holders of our common stock transferable subscription rights to purchase shares of our Series A Convertible Redeemable Preferred Stock, referred to herein as our preferred stock. You will receive one subscription right for every 9.8656905 shares of common stock owned at the close of business on July 26, 2010, subject to adjustment to eliminate fractional subscription rights. We are distributing subscription rights exercisable for up to an aggregate of 4,000,000 shares of our preferred stock.

Each whole subscription right will entitle you, as a holder of our common stock, to purchase one share of our preferred stock at a subscription price of $10.00 per share. The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on August 18, 2010, unless extended. We are not requiring a minimum subscription to complete the rights offering.

We have entered into an investment agreement with Sherwood Energy, LLC (“Sherwood”). Subject to the terms and conditions of the investment agreement Sherwood has agreed to purchase from us, at the rights offering subscription price, unsubscribed shares of our preferred stock in an amount that, when added to the number of shares purchased upon exercise of the subscription rights offered hereby, will result in aggregate gross proceeds to us of $40.0 million. The purchase of any shares by Sherwood would be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and, accordingly, would not be registered pursuant to the Registration Statement of which this prospectus supplement and accompanying prospectus forms a part. We refer to Sherwood as the “backstop purchaser” and to the purchase of shares of preferred stock by Sherwood pursuant to the investment agreement as the “backstop transaction.”

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

The shares are being offered directly by us without the services of an underwriter or selling agent. Our common stock is traded on the Nasdaq Global Market under the symbol “GMET.” The subscription rights are transferable, and we have applied to list such subscription rights on the Nasdaq Global Market under the symbol “GMETR.” We also intend to apply to list our preferred stock on the Nasdaq Global Market under the symbol “GMETP”, however, no assurance can be made that the preferred stock will meet the requirements for listing. Each share of our preferred stock will be convertible into 7.692308 shares of our common stock and cash in lieu of a fractional common share. On July 26, 2010, the closing sales price for our common stock was $1.03 per share. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your subscription rights.

Exercising the subscription rights and investing in our preferred stock involves a high degree of risk. We urge you to carefully read the section of this prospectus supplement entitled “Risk Factors,” the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and all other information included or incorporated herein by reference in this prospectus supplement in its entirety before you decide whether to exercise your subscription rights.

	Per Share	Aggregate
Subscription Price	$10.00	$40,000,000
Estimated Expenses	$0.55	$2,200,000
Net Proceeds to Us	$9.45	$37,800,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Stockholders who do not fully exercise their subscription rights will own, upon completion of the rights offering and backstop transaction, a smaller proportional interest in us than otherwise would be the case had they fully exercised their subscription rights. See “Risk Factors—Risks Related to the Rights Offering and our Preferred Stock—If you do not exercise any of your subscription rights in the rights offering, you will suffer significant dilution in your percentage ownership of the Company” in this prospectus supplement for more information.

If you have any questions or need further information about this rights offering, please call D.F. King & Co., Inc., our information agent for the rights offering, at (212) 269-5550 (call collect) or (800) 949-2583 (toll-free).

The date of this prospectus supplement is July 29, 2010

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to GeoMet, Inc. and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus supplement or any exercise of the subscription rights. Our business, financial condition, results of operations, and prospects may have changed since that date.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus supplement and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus supplement and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our preferred and common stock and our business.

Exercising the subscription rights and investing in our preferred stock involves risks. We urge you to carefully read the section of this prospectus supplement entitled “Risk Factors,” the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and all other information included or incorporated herein by reference in this prospectus supplement in its entirety before you decide whether to exercise your subscription rights.

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company. We are distributing to holders of our common stock as of the close of business on July 26, 2010, the “record date,” at no charge, subscription rights to purchase shares of our preferred stock. You will receive one subscription right for every 9.8656905 shares of our common stock you owned at the close of business on the record date, subject to adjustment to eliminate fractional subscription rights. Stockholders owning less than 9.8656905 shares of common stock will receive one subscription right. The subscription rights will be evidenced by subscription rights certificates.

What is a subscription right?

Each whole subscription right gives our stockholders the opportunity to purchase one share of our preferred stock for $10.00 per share, as described below.

How many preferred shares may I purchase if I exercise my subscription rights?

We are granting to you, as a stockholder of record on the record date, one subscription right for every 9.8656905 shares of our common stock you owned at that time, subject to adjustment to eliminate fractional subscription rights. We determined the number of shares of preferred stock to be issued in the rights offering

(4,000,000) by dividing $40.0 million, the amount of equity capital we desire to raise, by the selected subscription price of $10.00 per share of preferred stock. We determined the number of subscription rights you will receive by dividing the number of shares of common stock outstanding on the record date by the number of shares of preferred stock to be issued in the rights offering. For example, if you owned 1,000 shares of our common stock on the record date and you were granted one subscription right for every 9.8656905 shares of our common stock you owned at that time, then you have the right to purchase 101 shares of our preferred stock for $10.00 per share. You may exercise or sell any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in street name through a broker, bank, or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue one subscription right to your nominee for every 9.8656905 shares of our common stock you own at the record date, subject to adjustments to eliminate fractional subscription rights. Each whole subscription right can then be used to purchase one share of preferred stock for $10.00 per share. As in the example above, if you owned 1,000 shares of our common stock on the record date, you have the right to purchase 101 shares of preferred stock for $10.00 per share.

Will fractional subscription rights be issued?

No. We will not issue fractional subscription rights or cash in lieu of fractional subscription rights. Stockholders that beneficially own at least one share of our common stock, but less than ten shares of our common stock, will receive the right to purchase one share of our preferred stock. Otherwise, fractional subscription rights will be rounded down to the nearest whole number to ensure that we offer no more than 4,000,000 shares of preferred stock in the rights offering.

Why are we conducting the rights offering?

We are conducting the rights offering to raise $40.0 million in equity capital, which we will be use to repay a portion of the amount outstanding under our existing credit facility and to pay a portion of the expenses of the rights offering and backstop transaction and our pending credit facility. A rights offering provides our stockholders the opportunity to participate in this transaction on a pro rata basis and, if all stockholders exercise their subscription rights, avoid dilution of their ownership interest in the Company.

How were the terms of the preferred stock determined?

A special committee of our board of directors comprised of independent directors approved the subscription price, conversion price, dividend rate and other terms of our preferred stock after considering, among other things, (i) the opinion delivered by its financial advisor, Evercore Group, LLC (“Evercore”), that the financial terms of the rights offering, taken as a whole, are fair from a financial point of view to the Company; (ii) the availability and likely cost of capital from other potential sources of capital; and (iii) the terms under which Sherwood would be willing to “backstop” the rights offering. The $10.00 subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. The subscription price may not be indicative of the fair value of the preferred stock to be offered in the rights offering.

Am I required to exercise any or all of the subscription rights I receive in the rights offering?

No. You may exercise or sell any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights or you sell all of your subscription rights, the number of shares of our common stock you own will not change. However, because 4,000,000 shares of our preferred stock will be issued if the rights offering and backstop transaction are completed and each share of preferred stock will be convertible initially into 7.692308 shares of our common stock, plus cash to eliminate fractional common shares, if you do not exercise any of your subscription rights, your percentage ownership in the Company will be significantly diluted after the completion of the rights offering and backstop transaction.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised beginning on the date of this prospectus supplement through the expiration date, which is August 18, 2010, at 5:00 p.m., Eastern Time, unless our board of directors extends such time after securing the prior written consent of the backstop purchaser. We believe it is unlikely that the backstop purchaser will consent to any such extension. If you elect to exercise any subscription rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee on or before the expiration date.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus supplement, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of the close of business on the record date, based on our stockholder registry maintained by the transfer agent for our common stock. If you hold your shares of common stock in “street name” through a brokerage account, bank, or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus supplement, you must instruct your broker, bank, or nominee whether or not to exercise subscription rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank, or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your rights if your shares are held by a broker, bank, or other nominee.

May I transfer my subscription rights?

Yes. The subscription rights are transferable during the course of the subscription period. We have applied to list the subscription rights on the Nasdaq Global Market under the symbol “GMETR” beginning on or about July 29, 2010, through 4:00 p.m., Eastern Time on August 18, 2010, the scheduled expiration date of the rights offering. Stockholders wishing to transfer all or a portion of their subscription rights should allow sufficient time prior to the expiration date of the rights offering for the subscription rights to be transferred and exercisable by the transferee by the transferee’s delivery of either the subscription rights certificate or a Notice of Guaranteed Delivery and compliance with the other requirements described herein. The subscription rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

Are there any conditions to the completion of the rights offering?

We are not requiring a minimum subscription to complete the rights offering. However, the closing of the rights offering is conditioned upon, among other requirements, (i) the continued effectiveness of the registration statement of which this prospectus supplement and the accompanying prospectus is a part; (ii) consummation of the backstop commitment pursuant to the investment agreement with Sherwood and (iii) other customary conditions. See “The Rights Offering—Conditions to the Rights Offering.”

How does the backstop commitment work?

We have entered into the investment agreement with Sherwood, under which Sherwood has agreed to purchase from us, at the rights offering subscription price, unsubscribed shares of our preferred stock such that the aggregate gross proceeds of the rights offering and backstop transaction will be $40.0 million. In exchange for the backstop commitment, we have agreed to pay Sherwood a backstop fee and to reimburse Sherwood for its out of pocket costs associated with the transaction. See “The Rights Offering—The Backstop Purchaser.”

Why is there a backstop purchaser?

We obtained the commitment of Sherwood under the investment agreement to ensure that, subject to the consummation of the rights offering, we would receive aggregate gross proceeds of $40.0 million.

Are there any conditions on the backstop purchaser’s obligations to purchase shares?

Yes. The backstop purchaser’s obligations under the backstop commitment are subject to the satisfaction (or waiver by Sherwood) of specified conditions, including (i) the expiration of the rights offering; (ii) the appointment of Sherwood nominees to our board of directors immediately following the closing of the backstop transaction, (iii) the approval of the listing on the Nasdaq Global Stock Market of the common stock to be issued upon conversion of the preferred stock; and (iv) other customary conditions. See “The Rights Offering—The Backstop Purchaser.”

When do the obligations of the backstop purchaser expire?

Generally, the backstop commitment may be terminated by Sherwood if the rights offering has not been consummated prior to September 16, 2010. See “The Rights Offering—The Backstop Purchaser.”

How will the rights offering affect the backstop purchaser’s ownership of our common stock?

On the record date for the rights offering, Sherwood did not beneficially own any of our outstanding common stock. The purchase of any shares by Sherwood pursuant to the investment agreement would be completed in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and accordingly, would not be registered pursuant to the Registration Statement of which this prospectus supplement and the accompanying prospectus form a part. If all of our stockholders exercise the subscription rights issued to them under this prospectus supplement (except Yorktown Energy Partners IV, L.P. (“Yorktown”) who has agreed with Sherwood not to exercise, assign or transfer its subscription rights with respect to 9,187,072 shares of common stock), Sherwood’s beneficial ownership percentage of our outstanding common stock would be approximately 10.2%, after giving effect to this rights offering and the conversion of the preferred stock to common stock at the initial conversion ratio. If none of our stockholders exercise their subscription rights in the rights offering and Sherwood purchases 4,000,000 shares of our preferred stock pursuant to the investment agreement, Sherwood’s ownership percentage of our outstanding common stock would be approximately 43.9%, after giving effect to this rights offering and the conversion of the preferred stock to common stock at the initial conversion price.

Can the board of directors amend, or extend the rights offering?

Under the terms of the investment agreement, the expiration date of the rights offering may not be extended nor may the terms of the rights offering be amended without the prior written consent of Sherwood. We believe it is unlikely that Sherwood would agree to any such extension or amendment.

Has our board of directors made a recommendation to our stockholders regarding the exercise of rights under the rights offering?

No. Our board of directors has not made, nor will it make, any recommendation to stockholders regarding the exercise of subscription rights under the rights offering. You should consult with your legal, tax and financial advisors prior to making your independent investment decision about whether or not to exercise your subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our preferred stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise or sell your subscription rights, you will lose any value represented by your subscription rights, and if you do not exercise your subscription rights in full, your percentage ownership interest in the Company will be diluted. For more information on the risks of participating in the rights offering, see the section of this prospectus supplement entitled “Risk Factors.” Although each member of our board of directors has indicated his intent to exercise some or all of the subscription rights he will receive in the rights offering to the extent he has available resources, you should not view the board members’ intentions nor the commitment of the backstop purchaser as a recommendation or other indication, by them or any member of our board of directors, that you should sell or exercise your subscription rights.

Do I have any oversubscription rights?

No. Any stockholder desiring to purchase more preferred stock than such stockholder is entitled to by the subscription rights received by such stockholder in the rights offering would have to purchase additional subscription rights in the market during the trading period for the rights, to the extent any such subscription rights are available for purchase.

How do I exercise my subscription rights? What forms and payment are required to purchase the shares of preferred stock?

If you wish to participate in the rights offering, you must take the following steps, unless your shares are held by a broker, bank, or other nominee:

•	deliver payment to the subscription agent using the methods outlined in this prospectus supplement; and

•

deliver a properly completed subscription rights certificate or a Notice of Guaranteed Delivery to the subscription agent before 5:00 p.m., Eastern Time, on August 18, 2010, unless the deadline is extended.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the subscription rights certificate, the payment received will be applied to exercise your subscription right to acquire the number of whole shares of preferred stock equal to the payment amount divided by $10.00 with any remaining amount refunded to you. If the payment exceeds the subscription price for the full exercise of your subscription right, the excess will be refunded. You will not receive interest on any payments refunded to you under the rights offering.

If you are a holder of record and you wish to exercise your subscription rights but will be unable to deliver the subscription rights certificate prior to the expiration date, you may deliver a Notice of Guaranteed Delivery in accordance with this prospectus supplement. See “The Rights Offering—Notice of Guaranteed Delivery.”

If I exercise my subscription rights, when will I receive my new shares?

We will issue the shares for which subscriptions pursuant to your subscription rights have been properly received promptly following the closing of the rights offering and backstop transaction, if we have received a properly completed and executed subscription rights certificate, together with payment of the subscription price for each share of preferred stock subscribed for pursuant to your subscription right.

After I send in my payment and subscription rights certificate, may I change or cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our preferred stock at a price of $10.00 per share. If the rights offering is terminated for any reason your payment will be promptly refunded, without interest.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, bank, or other nominee?

If you hold your shares of our common stock in the name of a broker, bank, or other nominee, then your broker, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of preferred stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of preferred stock, please promptly contact the record holder of your common shares. We will ask your broker, bank, or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

How much money will the Company receive from the rights offering and backstop transaction?

If the rights offering and backstop transaction are completed, we will receive aggregate gross proceeds of $40.0 million. These funds will be used to pay a portion of the expenses of the rights offering and backstop transaction and our pending credit facility and to reduce indebtedness under our existing credit facility. See “Use of Proceeds.”

Have any stockholders indicated that they will or will not exercise their subscription rights?

On June 2, 2010, Yorktown, the owner of approximately 36.0% of our outstanding common stock, entered into an agreement with Sherwood whereby Yorktown agreed not to exercise or transfer its subscription rights relating to 9,187,072 shares of our common stock. The agreement permits Yorktown to exercise its subscription rights relating to its remaining 5,000,000 shares of our common stock. Although neither Yorktown nor any other stockholder has indicated to us that they will or will not exercise their subscription rights, each member of our board of directors has indicted his intent to exercise some or all of his subscription rights to the extent that he has available resources. However, the backstop commitment from Sherwood ensures that the aggregate gross proceeds from the rights offering and backstop transaction will be $40.0 million. See “The Rights Offering—The Backstop Purchaser.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying shares of our preferred stock and should be considered as carefully as you would consider any other equity investment. You should carefully read the section in this prospectus supplement entitled “Risk Factors” and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and all other information included or incorporated herein by reference in this prospectus supplement in its entirety before you decide whether to exercise your subscription rights.

How many shares of common stock and preferred stock will be outstanding after the rights offering?

As of July 26, 2010, we had 39,462,762 shares of common stock issued and outstanding. Upon completion of the rights offering and backstop transaction and excluding any shares that may be issued pursuant to the exercise of stock options, we will continue to have 39,462,762 shares of our common stock issued and outstanding. We will also have 4,000,000 shares of preferred stock issued and outstanding, which shares will be initially convertible into 30,769,231 shares of our common stock.

Will the subscription rights be listed on a stock exchange?

The subscription rights are transferable during the course of the subscription period, and we have applied to list the subscription rights on the Nasdaq Global Market under the symbol “GMETR” beginning on or about July 29, 2010, until 4:00 p.m., Eastern Time, on August 18, 2010, the scheduled expiration date of this rights offering (or, if the offer is extended, on the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to purchase any shares of our preferred stock. However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription rights or the market value of the subscription rights.

How do I exercise my subscription rights if I live outside the United States?

The subscription agent will hold subscription rights certificates for stockholders having addresses outside the United States. In order to exercise their subscription rights, holders with addresses outside the United States must notify the subscription agent and timely follow other procedures described in the section of this prospectus supplement entitled “The Rights Offering—Foreign Stockholders.”

What fees or charges apply if I purchase shares of preferred stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares of preferred stock to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of receiving or exercising subscription rights?

A holder generally should not recognize income, gain, or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see the section of this prospectus supplement entitled “Material United States Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, bank, or other nominee, then you should send your subscription rights certificate, and payment to that record holder in accordance with the instructions you receive from that record holder. If you are the record holder, then you should send your subscription rights certificate and payment by hand delivery, first class mail, or courier service to:

By Mail:	By Overnight Courier or By Hand:
American Stock Transfer & Trust Company, LLC Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Your payment of the subscription price must be made in United States dollars for the full number of shares of preferred stock for which you are subscribing by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth above or by wire transfer of immediately available funds directly into the account maintained by American Stock Transfer & Trust Company, LLC, (as subscription agent for the Company) for purposes of accepting subscriptions in this rights offering at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account # 530-354624 American Stock Transfer FBO GeoMet, Inc., with reference to the subscription rights holder’s name.

You are solely responsible for completing delivery to the subscription agent of your subscription rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, D.F. King & Co., Inc. at (212) 269-5550 (call collect) or (800) 949-2583 (toll-free).

For a more complete description of the rights offering, see “The Rights Offering.”

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement or incorporated by reference therein. This summary may not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section in this prospectus supplement entitled “Risk Factors,” the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and all other information included or incorporated herein by reference in this prospectus supplement in its entirety before you decide whether to exercise your subscription rights.

GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”) and non-conventional shallow gas. We were originally founded as a consulting company to the coalbed methane industry in 1985 and have been active as an operator and developer of coalbed methane properties since 1993. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia. As of June 30, 2010, we controlled approximately 162,000 net acres of coalbed methane and oil and gas development rights.

We primarily explore for, develop, and produce CBM and non-conventional shallow gas. Our objective is to create the premier non-conventional shallow gas company in North America (emphasizing coalbed methane) while maximizing stockholder value through the efficient investment of capital to increase reserves, production, cash flow and earnings. We believe that substantial expertise and experience is required to develop, produce, and operate coalbed methane and non-conventional shallow gas fields in an efficient manner. We believe that the inherent geologic and production characteristics of coalbed methane and non-conventional shallow gas offer certain operational advantages compared to conventional gas production.

GeoMet, Inc. was incorporated under the laws of the state of Delaware on November 9, 2000. Our principal offices are located at 909 Fannin, Suite 1850, Houston, Texas 77010, telephone number (713) 659-3855, fax number (713) 659-3856, and our website can be found at www.geometinc.com. Unless specifically incorporated by reference in this prospectus supplement, information found on our website is not part of this prospectus supplement and should not be relied upon in connection with making any investment in our securities.

GEOMET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED—IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The following selected consolidated financial data of the Company, for each of the fiscal years in the three-year period ended December 31, 2009, have been derived from our audited consolidated financial statements. The following selected consolidated financial data for each of the six-month periods ended June 30, 2009 and 2010 have been derived from the Company’s unaudited condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and 2010 and are not necessarily indicative of the results for the remainder of the fiscal year or any future period. We believe that the unaudited condensed consolidated financial data reflects all normal and recurring adjustments necessary for a fair presentation of the results for the interim periods presented. This information is only a summary and should be read in conjunction with financial statements and the notes thereto incorporated by reference into this prospectus supplement and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which we refer to as our 2009 10-K, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which we refer to as our Second Quarter 2010 10-Q.

	Fiscal Year Ended December 31,			Six Months Ended June 30,
				(unaudited)
	2009	2008	2007	2010	2009
STATEMENT OF OPERATIONS (in thousands):
Total revenues	$30,964	$69,094	$50,984	$17,690	$16,465
Realized (gains) losses on derivative contracts	$(10,694)	$500	$(3,895)	$(3,671)	$(5,457)
Unrealized losses (gains) from the change in market value of open derivative contracts	$3,995	$(4,993)	$3,007	$(4,668)	$1,958
Impairment of gas properties	$257,288	$50,734	—	—	$167,295
Terminated transaction costs	—	—	—	$1,403	—
Total operating expenses	$291,093	$87,590	$37,852	$7,448	$185,308
Operating (loss) income	$(260,129)	$(18,496)	$13,132	$10,242	$(168,842)
Interest expense, net of amounts capitalized	$(5,174)	$(4,783)	$(5,130)	$(2,668)	$(2,401)
(Loss) income before income taxes	$(265,275)	$(23,199)	$7,983	$7,588	$(171,220)
Income tax (benefit) expense	$(98,142)	$(712)	$2,988	$3,323	$(64,108)
Net (loss) income	$(167,134)	$(22,487)	$5,169	$4,265	$(107,112)

EARNINGS PER COMMON SHARE (in dollars):

Net (loss) income per common share

Basic	$(4.28)	$(0.58)	$0.13	$0.11	$(2.75)
Diluted	$(4.28)	$(0.58)	$0.13	$0.11	$(2.75)

BALANCE SHEET DATA (in thousands, at period end):

Working capital (deficit)(1)	$(35)	$(1,441)	$(2,063)	$821	$1,526
Total assets (including impairment of gas properties)	$160,928	$377,600	$378,677	$164,258	$223,832
Long-term debt	$119,996	$117,118	$96,730	$116,406	$122,285
Stockholders’ equity	$26,908	$192,432	$218,676	$31,635	$86,139

Cash flow data (in thousands):

Net cash provided by operating activities	$8,518	$32,958	$17,487	$8,475	$3,243
Net cash used in investing activities	$(12,696)	$(52,719)	$(53,832)	$(4,061)	$(9,302)
Net cash provided by (used in) financing activities	$2,888	$20,493	$36,191	$(4,906)	$5,173
Capital expenditures	$12,566	$52,797	$54,026	$(4,168)	$(9,264)

OTHER DATA:

Net sales volume (Bcf)	7.5	7.5	7.1	3.6	3.8
Average natural gas sales price ($ per Mcf)	$4.05	$9.17	$6.97	$4.81	$4.30
Average natural gas sales price ($ per Mcf) realized(2)	$5.47	$9.10	$7.52	$5.82	$5.74
Total production expenses ($ per Mcf)	$2.67	$2.87	$2.86	$2.33	$2.99
Depletion of gas properties($ per Mcf)	$1.51	$1.35	$1.24	$0.78	$1.24

(1)	Working capital (deficit) is defined as current assets less current liabilities and is unaudited.
(2)	Average realized price includes the effects of realized gains on derivative contracts.

Purpose of the Rights Offering

We are conducting this rights offering as part of a recapitalization plan to reduce our indebtedness under, and extend the maturity of, our existing credit facility.

Background of the Rights Offering

In the summer of 2008, natural gas prices began a decline from levels above $13 per thousand cubic feet (“Mcf”) to less than $3 per Mcf in the summer of 2009. These reduced natural gas prices significantly impacted our operating cash flow. Additionally, a severe credit crisis developed in late 2008. As a result of these matters and the continued underperformance of our Gurnee field, we initiated efforts in the first quarter of 2009 to lower our cost structure, protect our operating margins and reduce borrowings outstanding. These efforts included personnel reductions and other cost reduction measures, increased natural gas price hedging and initiatives to sell assets. Due to reduced operating cash flow our debt to EBITDA ratio was in excess of levels considered conforming by our banks and their regulators. Our existing credit facility matures on October 1, 2011; therefore, it is necessary that we reduce our debt to EBITDA ratio to conforming levels in order to secure an extension of our credit facility on a long-term basis. In light of these conditions, we determined that we needed to secure other forms of capital to bring our debt to EBITDA ratio into a conforming range.

To the extent that they wish to do so, existing stockholders can participate in our capital raise through this rights offering. The backstop commitment provided by Sherwood ensures that we will have $40.0 million (less expenses) of additional equity capital. Upon completion of the rights offering and backstop transaction, the Company will use the aggregate net proceeds to pay down indebtedness under our existing credit facility. Our pending credit facility will then become effective, replace our existing credit facility and will have a term of three years from the closing date of the rights offering and backstop transaction.

The closing of the rights offering and backstop transaction will occur at 10:00 a.m., Eastern Time, on the tenth business day following our notice to Sherwood containing the results of the rights offering and the number of shares of preferred stock to be purchased by Sherwood pursuant to the investment agreement, subject to satisfaction of the conditions to the rights offering and the investment agreement (or waiver thereof by the party or parties entitled to waive such conditions), or such other time as shall be agreed upon by us and Sherwood.

Our current indebtedness is comprised of $116.0 million of outstanding borrowings under our existing credit facility, and other long-term debt of $0.4 million. See “Management’s Discussion and Analyses of Financial Condition and Results of Operations—Liquidity and Capital Resources” of our 2009 10-K and our Second Quarter 2010 10-Q.

The Rights Offering

Securities offered	We are distributing to you, at no charge, one transferable subscription right for every 9.8656905 shares of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks, or other nominees, on your behalf, as a beneficial owner of such shares, subject to adjustments to eliminate fractional subscription rights. The aggregate gross proceeds from the rights offering and backstop transaction will be $40.0 million.

Subscription right	Each whole subscription right gives you the opportunity to purchase one share of our Series A Convertible Redeemable Preferred Stock for $10.00 per share.

Record date	Close of business on July 26, 2010.

Expiration date	5:00 p.m., Eastern Time, on August 18, 2010, unless extended by our board of directors, with the prior written consent of Sherwood. We believe it is unlikely that Sherwood would agree to any such extension. Any subscription rights not exercised at or before that time will expire without any payment to the holders of those unexercised subscription rights.

Subscription price	$10.00 per share, payable in immediately available funds.

Use of proceeds	Upon completion of the rights offering and backstop transaction, the Company will receive aggregate gross proceeds of $40.0 million which will be used to pay a portion of the expenses of the rights offering and backstop transaction and our pending credit facility (which we estimate to be $2.2 million and $1.5 million, respectively, of which approximately $0.4 million has been paid prior to commencement of the rights offering), and to reduce the indebtedness under our existing credit facility by $36.7 million.

Transferability of subscription rights	The subscription rights are transferable during the course of the subscription period. We have applied to list the subscription rights on the Nasdaq Global Market under the symbol “GMETR” beginning on or about July 29, 2010, until 4:00 p.m. Eastern Time on August 18, 2010, the scheduled expiration date of the rights offering (or if the offer is extended, the extended expiration date). Stockholders wishing to transfer all or a portion of their subscription rights should allow sufficient time prior to the expiration date of the offer for the subscription rights to be transferred and exercisable by the transferee by the transferee’s delivery of either the subscription rights certificate or a Notice of Guaranteed Delivery and compliance with the other requirements described herein. The subscription rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription rights or the market price of the subscription rights.

No board recommendation	Our board of directors makes no recommendation to you about whether you should exercise any subscription rights. You are urged to make an independent investment decision about whether to exercise your subscription rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus supplement entitled “Risk Factors” for a discussion of some of the risks involved in investing in our preferred stock.

No revocation	If you exercise any of your subscription rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.

U.S. federal income tax considerations

A holder generally should not recognize income, gain, or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.”

Extension and amendment	The period for exercising your subscription rights may be extended by our board of directors with the prior written consent of Sherwood. We believe it is unlikely that Sherwood would consent to any such extension. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription and information agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

We may not amend the terms of the rights offering without Sherwood’s prior written consent.

Procedure for exercising subscription rights	If you are the record holder of shares of our common stock, to exercise your subscription rights you must complete the subscription rights certificate and deliver it to the subscription agent, American Stock Transfer & Trust Company, LLC, together with full payment for all of the subscription rights you elect to exercise. The subscription agent must receive the proper forms and payments on or before the expiration of the rights offering. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Notice of Guaranteed Delivery.” If you are a beneficial owner of shares of our common stock, you should instruct your broker, bank, or nominee in accordance with the procedures described in the section of this prospectus supplement entitled “The Rights Offering—Beneficial Owners.”

Backstop commitment	We have entered into the investment agreement with Sherwood, under which Sherwood has agreed to purchase from us, at the subscription price, unsubscribed shares of preferred stock such that the aggregate gross proceeds of the rights offering and the backstop transaction will be $40.0 million.

Subscription agent	American Stock Transfer & Trust Company, LLC

Information agent	D.F. King & Co., Inc.

Questions	Questions regarding the rights offering should be directed to D.F. King & Co., Inc., at (212) 269-5550 (call collect) or (800) 949-2583 (toll-free).

Shares outstanding before the rights offering	39,462,762 shares of common stock as of July 26, 2010.

Shares outstanding after completion of the rights offering	4,000,000 shares of our preferred stock will be outstanding immediately after the completion of the rights offering. At the initial conversion rate, up to an additional 30,769,231 shares of our common stock would be outstanding immediately after conversion of our preferred stock. An additional 3,401,832 shares of our preferred stock are reserved exclusively for the payment of dividends in kind.

Issuance of our preferred stock	If you purchase shares of preferred stock pursuant to your subscription rights, we will issue certificates representing those shares to DTC or its nominee on your behalf promptly after the completion of the rights offering.

Risk factors	Stockholders considering exercising their subscription rights should consider the risk factors described in the section of this prospectus supplement entitled “Risk Factors.”

Expenses	We will bear the expenses relating to the rights offering.

Nasdaq Global Market trading symbol	We have applied to list the subscription rights on the Nasdaq Global Market under the symbol “GMETR” beginning on or about July 29, 2010, until 4:00 p.m., Eastern Time, on August 18, 2010, the expiration date of this rights offering.

Series A Convertible Redeemable Preferred Stock

Securities offered	4,000,000 shares of Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (an additional 3,401,832 shares of our preferred stock are reserved exclusively for the payment of dividends in kind).

Ranking	The preferred stock will be our most senior equity security. The preferred stock will rank senior to our common stock and junior to all of our existing indebtedness.

Conversion	The preferred stock will be convertible into common stock, at the option of the holder, at any time after the closing date of the rights offering. The initial conversion price will be $1.30 per common share. The preferred stock will convert into a number of shares of common stock determined by dividing (i) the sum of (A) $10.00 plus (B) accrued but unpaid dividends by (ii) the conversion price. Based upon the initial conversion price and assuming no accrued but unpaid dividends, each share of preferred stock is convertible into 7.692308 shares of common stock plus cash to eliminate a fractional common share.

Adjustments to conversion price

The conversion price and resulting number of shares of common stock issued upon conversion of preferred stock will be adjusted to reflect stock splits and similar events and will be entitled to anti-dilution adjustments for any dividends paid on common stock in cash or in common stock, the issuance of additional equity securities at a price less than the conversion price (excluding shares, rights and options subject to certain employee benefit arrangements) on a weighted average basis, and the occurrence of certain material corporate transactions at a per share valuation less than the conversion price.

Forced conversion by the Company	We will have the right, beginning three years after the closing of the rights offering, to convert any or all shares of the preferred stock into our common stock at the conversion price, subject to certain volume and other limitations. In order for us to exercise the forced conversion right, the daily volume-weighted average trading price of our common stock must be greater than 225% of the conversion price for twenty (20) out of the previous thirty (30) trading days. See “Series A Convertible Redeemable Preferred Stock—Principal Terms of the Preferred Stock—Forced Conversion by the Company.”

Dividends	Dividends will be paid quarterly on the preferred stock, including any preferred stock issued as paid-in-kind dividends (“PIK dividends”), which in our sole discretion, may be paid in any combination of cash, or, until the fifth anniversary of the closing of the rights offering, in PIK dividends. The applicable annual rate for dividends paid in cash will be 8.0% for the first three years and 9.6% thereafter. The applicable annual rate for PIK dividends will be 12.5%. All dividends will be cumulative and all unpaid dividends will compound on a quarterly basis at a 12.5% annual rate.

Voting rights	The holders of the preferred stock will be entitled to vote on all matters on which the holders of our common stock are entitled to vote. The holders of the preferred stock will generally vote together with the holders of the common stock as a single class, with the preferred stock holders entitled to the number of votes such holders would have on an as-converted basis. Certain actions will also require a separate vote of the preferred stock. See “Series A Convertible Redeemable Preferred Stock—Principal Terms of the Preferred Stock—Voting Rights.”

Liquidation	Upon the occurrence of a liquidation, dissolution or winding up of the Company resulting in a payment or distribution of assets to the holders of any of our capital stock (each such event, a “Liquidation Event”), the holders of the preferred stock (including PIK dividends) will be entitled to receive, prior and in preference to any payment, or segregation for payment, of any consideration to any holder of any junior security of the Company, an amount in cash equal to the greater of (i) $10.00 per share, plus any accrued but unpaid dividends (in each case adjusted for any stock dividends, splits, combinations or similar events), or (ii) an amount equal to the amount such holders of the preferred stock would have received upon the Liquidation Event if they had converted their shares of preferred stock into shares of our common stock.

Redemption	If not converted, the preferred stock (including any PIK dividends) will be redeemable by us on or at any time after a Liquidation Event. In the absence of a Liquidation Event, if not converted, a holder of preferred stock (including any PIK dividends) may cause us to redeem the preferred stock held by such holder, in whole or in part, on or after eight (8) years from the closing of the rights offering and backstop transaction, upon 30 days prior written notice to us. Upon any redemption of preferred stock by us, as of the effective date of the redemption, we will pay to each holder of preferred stock, $10.00 per share of preferred stock (including any PIK dividends) held plus any accrued but unpaid dividends (in each case adjusted for any stock dividends, splits, combinations or similar events).

U.S. federal income tax considerations	See “Material United States Federal Income Tax Consequences.”

Transfer agent	American Stock Transfer & Trust Company, LLC

Issuance of our preferred stock	If you purchase shares of preferred stock pursuant to your subscription rights, we will issue certificates representing those shares to DTC or its nominee on your behalf promptly after the completion of the rights offering and backstop transaction.

Expenses	We will bear the expenses relating to the issuance of the preferred stock.

Nasdaq Global Market trading symbol	We will apply to list the preferred stock on the Nasdaq Global Market under the symbol “GMETP” beginning on or about the date we close the rights offering and backstop transaction. However, we will not know until the completion of the rights offering whether the preferred stock will be distributed among the requisite number of holders to meet the listing standards to be listed on the Nasdaq Global Market. See “Risk Factors—The subscription rights and preferred stock may not be widely held and no prior market exists for the subscription rights or our preferred stock.”

The Special Meeting of Our Stockholders

On July 20, 2010, we held a special meeting of our stockholders to consider the approval of the issuance of shares of our preferred stock in the rights offering, as required by the Nasdaq Marketplace Rules, and approval of our entry into the investment agreement. At the meeting the proposals were approved by more than 97% of the shares that were represented at the meeting in person or by proxy.

Recent Developments

Settlement of CNX Litigation

In May 2010, we reached a global settlement of all outstanding disputes and litigation with CONSOL Energy, Inc. and certain of its affiliates including CNX Gas Corporation (“CONSOL/ CNX”).

As part of the global settlement, CONSOL/ CNX have agreed to grant us all consents and waivers necessary for permits to drill CBM wells on approximately 5,600 acres in the Virginia portion of our Pond Creek field. We have been limited in our ability to secure drilling permits on this acreage since these disputes and litigation began almost four years ago.

As a result, we have dismissed our antitrust litigation against CONSOL/ CNX with prejudice. Although a state circuit court decision in 2009 cleared the way for us to proceed with discovery and trial in this matter, continuing this litigation would have been an ongoing drain on our resources with no assurance of a successful outcome.

Revolving Credit Facility

We are currently a party to an existing senior secured revolving credit facility, dated as of June 9, 2006 with a group of five banks. Effective March 30, 2010, and pursuant to a request by the Company, the borrowing base of our existing credit facility was reduced to $123.0 million, the next borrowing base determination was delayed until June 15, 2010, the maturity date was extended to May 6, 2011 and the LIBOR Rate (defined below) option was increased to the LIBOR Rate, plus a margin of 3.50%. Effective as of July 15, 2010, the parties to our existing credit facility agreed to extend the maturity date to October 1, 2011 and the next borrowing base determination to October 15, 2010.

As of June 3, 2010 we entered into a pending senior secured revolving credit facility with the group of five banks. Our pending credit facility will become effective only upon the closing of the rights offering and backstop transaction, as well as the satisfaction of certain other conditions. At that time, our existing credit facility will be replaced by our pending credit facility which will provide for revolving credit borrowings of up to $180 million with an initial borrowing base of $90 million. The borrowing base will be reviewed each June and December with the next redetermination scheduled to take place by December 2010. All outstanding borrowings under our pending credit facility will become due and payable three years after it becomes effective. Our pending credit facility provides for interest to accrue at a rate calculated, at the Company’s option, at either the adjusted base rate (which is the greater of the agent’s base rate or the federal funds rate plus one half of one percent) or the London Interbank Offered Rate (the “LIBOR Rate”) plus a margin of 2.25% to 3.25% depending on borrowing base usage. Under our pending credit facility, we will be subject to financial covenants requiring maintenance of a minimum Current Ratio, a maximum Debt Ratio and, depending on our Debt Ratio, either a minimum Interest Coverage Ratio or minimum Fixed Charge Ratio. Our ratio (“Current Ratio”) of consolidated current assets (defined to include amounts available under our borrowing base) to consolidated current liabilities, less $1.5 million, is not permitted to be less than 1 to 1 as of the end of any fiscal quarter, and our ratio (“Debt Ratio”) of funded debt to consolidated EBITDA (defined as earnings (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization for the four preceding quarters) at the end of each fiscal quarter ending on or before June 30, 2011 cannot exceed 4.5 to 1. Our Debt Ratio at the end of each fiscal quarter ending after June 30, 2011 cannot exceed 4.0 to 1. If our Debt Ratio is above 3.5 to 1, then our ratio (“Fixed Charge Ratio”) of consolidated EBITDA less capital expenditures to consolidated net interest expense for the four preceding quarters at the end of each fiscal quarter cannot exceed 1.25 to 1. If our Debt Ratio is 3.5 to 1 or less, our ratio (“Interest Coverage Ratio”) of consolidated EBITDA to consolidated net interest expense for the preceding four quarters period plus letter of credit fees accruing during such quarters is not permitted to be less than 2.75 to 1. Consolidated EBITDA as defined in our pending credit facility also excludes non-recurring charges and other non-cash charges deducted in determining net income (loss), which would include unrealized losses from the change in the market value of open derivative contracts. In addition, we would be subject to covenants restricting or prohibiting cash dividends and other restricted payments, transactions with affiliates, incurrence of debt, consolidations and mergers, the level of operating leases, assets sales, investments in other entities, and liens on properties. Cash dividends on the preferred stock will be permitted if our availability under the borrowing base is equal to or greater than 15% of the then current borrowing base and our Debt Ratio is less than 3.5 to 1.

Liquidity and Capital Resources

We currently have a 2010 capital budget of approximately $7 million which includes the drilling of eight wells in the Virginia portion of our Pond Creek field, further testing of our new hydraulic fracturing technique in the Gurnee field in Alabama and other maintenance related expenditures. If the rights offering and backstop transaction are completed, we will use the approximate $37 million in net proceeds to reduce the outstanding borrowings under our existing credit facility and to pay a portion of the expenses of our pending credit facility. Total outstanding borrowings at closing are expected to be less than $80 million. The initial borrowing base at the closing will be $90 million.

If the rights offering and backstop transaction are completed, we intend to accelerate our drilling activities in the Virginia portion of the Pond Creek field and drill an additional twelve wells in this area during 2010 and at least twenty wells per year in each of 2011 and 2012. We expect to increase our 2010 capital expenditures from $7.3 million to $13.1 million and expect to fund such expenditures from our operating cash flows in anticipation of the completion of the rights offering and backstop transaction, which would improve our financial position and liquidity. Assuming no other drilling activity, we expect capital expenditure spending would be approximately $10 million to $11 million in each of 2011 and 2012. If we are unable to complete our proposed rights offering and backstop transaction, our operating cash flows are not sufficient to fund our planned capital expenditures, or our financial position and liquidity do not otherwise improve, we expect to reduce our capital expenditures accordingly.

If the results of the further testing of our new hydraulic fracturing technique in the Gurnee field are successful, we will likely further increase our capital expenditures in this field. The amount of such increased capital spending cannot be determined at this time and is dependent on several factors, including the increase in natural gas production achieved, natural gas prices, cash flows from operations and other availability of capital.

As a result of our drilling program in the Virginia portion of our Pond Creek field, we expect to maintain or to moderately grow our natural gas production and reserves through 2012 or longer. If the further testing of our new hydraulic fracturing technique in the Gurnee field proves successful, we may increase our natural gas production and reserves at a much faster rate.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our 2009 10-K and our Second Quarter 2010 10-Q, which are incorporated herein by reference, and any risks described in our other filings with the SEC incorporated herein by reference, before making an investment decision. See the section of this prospectus supplement entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Some of the statements in this section of the prospectus supplement are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus supplement entitled “Forward-Looking Statements.”

Risks Related to Our Business and Industry

Natural gas prices are volatile, and a decline primarily in natural gas prices would significantly affect our financial results and impede our growth.

Our revenue, profitability, and cash flow depend upon the prices and demand for natural gas. The market for natural gas is very volatile and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Changes in natural gas prices have a significant impact on the value of our reserves and on our cash flow. Prices for natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for natural gas, market uncertainty and a variety of additional factors that are beyond our control, such as:

•	the domestic and foreign supply of natural gas;

•	the price of foreign imports;

•	overall domestic and global economic conditions;

•	the consumption pattern of industrial consumers, electricity generators, and residential users;

•	weather conditions;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations;

•	proximity and capacity of gas pipelines and other transportation facilities; and

•	the price and availability of alternative fuels.

Many of these factors are beyond our control. Because all of our estimated proved reserves as of December 31, 2009 were natural gas reserves, our financial results are sensitive to movements in natural gas prices. Recent natural gas prices have been extremely volatile and we expect this volatility to continue. Natural gas prices in September 2009 were the lowest since 2002. Prices have recovered somewhat from this level but remain significantly below recent peak levels achieved in 2008.

The results of increased investment in the exploration for and production of gas and oil and other factors, such as global economic and financial conditions, may cause the price of gas to fall. Lower natural gas prices may not only decrease our revenues on a per Mcf basis, but also may reduce the amount of natural gas that we can produce economically. This may result in substantial downward adjustments to our estimated proved reserves and could have a material adverse effect on our financial condition, results of operations and cash flow. If there are substantial downward adjustments to our estimated proved reserves or if our estimates of development or production costs increase, production forecasts change or our exploration results deteriorate, accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our properties for impairments. We are required to perform impairment tests on our assets whenever events or changes in circumstances lead to a reduction of the estimated useful life or estimated future cash flows that would indicate that the carry amount may not be recoverable or whenever management’s plans change with respect to those assets. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations in the period taken.

If natural gas prices decline further or remain low for an extended period of time, we may, among other things, be unable to maintain our borrowing capacity or extend the maturity of our existing credit facility, repay current or future indebtedness or obtain additional capital on satisfactory terms, all of which could adversely affect the value of our common stock.

We have indebtedness, which makes us more vulnerable to economic downturns and adverse developments in our business.

We have incurred bank debt amounting to approximately $116.0 million as of June 30, 2010. As a result of our indebtedness, we must use a portion of our cash flow to pay interest, which reduces the amount we have available to finance our operations and other business activities and could limit our flexibility in planning for or reacting to changes in our business and the industry in which we operate. Our indebtedness under our existing credit facility is at a variable interest rate. As such, an increase in interest rates will generate greater interest expense. The amount of our debt makes us more vulnerable to economic downturns and adverse developments in our business.

Additionally, our existing credit facility is scheduled to mature on October 1, 2011. We have entered into a pending credit facility with our five-bank group, which will become effective on the closing date of the rights offering and backstop transaction. Our pending credit facility has an initial borrowing base of $90 million and has a term of three years from the closing date of the rights offering and backstop transaction. If we are unable to close the rights offering and backstop transaction and we are unable to extend the maturity date under our existing credit facility, or are unable to refinance or restructure our existing indebtedness prior to maturity, we could be in default of our existing credit facility, which could adversely affect our business, financial condition and results of operations and could require us to pursue a restructuring of our indebtedness or file for protection under the U.S. Bankruptcy Code.

If we are unable to close the rights offering and backstop transaction, the next regular borrowing base determination is scheduled to be complete on or before October 15, 2010. Our lenders have the ability to reduce our borrowing base on the basis of subjective factors. If natural gas prices remain low for an extended period of time, our lenders will likely redetermine our borrowing base by evaluating our reserves in light of such lower natural gas prices. Such determination could result in a lower value of our proved reserves and a reduction of our borrowing base, which could result in a default by the Company under the terms of our existing credit facility.

We may require additional capital to fund our future activities. If we fail to obtain additional capital, we may not be able to implement fully our business plan, which could lead to a decline in reserves and production.

Historically, we have financed our business plan and operations primarily with internally generated cash flow, bank borrowings, and issuances of common stock. If our revenues decrease as a result of lower natural gas prices, operating difficulties, declines in reserves or for any other reason, we will have limited ability to obtain the capital necessary to sustain our operations at current levels. We may seek additional financing. There can be no assurance that we will secure additional financing or that our lenders will consent to the terms of such financing, if applicable. If we incur additional debt, the related risks that we now face could intensify. A higher level of debt also increases the risk that we may default on our debt obligations. Our level of debt affects our operations in several important ways, including the following:

•	a portion of our cash flow from operations is used to pay interest on borrowings;

•	a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes;

•	a leveraged financial position would make us more vulnerable to economic downturns and could limit our ability to withstand competitive pressures; and

•	any debt that we incur under our revolving credit facility will be at variable rates which makes us vulnerable to increases in interest rates.

We may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations or available under our revolving credit facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our projects, which in turn could lead to a possible loss of properties and a decline in our natural gas reserves.

If the closing of the rights offering and backstop transaction is delayed or prevented, our liquidity and operations may be adversely affected and the market price of our common stock may decline.

If the closing of the rights offering and backstop transaction is delayed, or if the rights offering and backstop transaction are not consummated, our liquidity position may be constricted and we may be unable to reduce or refinance our existing indebtedness when it becomes due. In addition, we will have incurred significant costs, including the diversion of management resources, from which we will have received little or no benefit. Moreover, we may experience negative reactions from the financial markets and from our suppliers, customers, and employees. Each of these factors may adversely affect the trading price of our common stock and financial results and operations.

Our revolving credit facility contains a number of financial and other covenants, and our obligations under the revolving credit facility are secured by substantially all of our assets. If we are unable to comply with these covenants, our lenders could accelerate the repayment of our indebtedness.

Our revolving credit facility subjects us to a number of covenants that impose restrictions on us, including our ability to incur indebtedness and liens, make loans and investments, sell assets, engage in mergers, consolidations and acquisitions, enter into transactions with affiliates, or pay cash dividends. We are also required by the terms of our revolving credit facility to comply with certain financial ratios. Our revolving credit facility also provides for periodic redeterminations of our borrowing base, which may affect our borrowing capacity. Our revolving credit facility is secured by a lien on substantially all of our assets, including equity interests in our subsidiaries.

A breach of any of the covenants imposed on us by the terms of our revolving credit facility, including the financial covenants, could result in a default under such indebtedness. In the event of a default, the lenders could terminate their commitments to us, and they could accelerate the repayment of all of our indebtedness. In such case, we may not have sufficient funds to pay the total amount of accelerated obligations, and our lenders could proceed against the collateral securing the revolving credit facility. Any acceleration in the repayment of our indebtedness or related foreclosure could adversely affect our business.

In addition, the borrowing base under our revolving credit facility is redetermined semi-annually and may be redetermined at other times upon request by the lenders under certain circumstances. Redeterminations are based upon a number of factors, including natural gas prices and reserve levels.

Our existing credit facility expires on October 1, 2011, unless the rights offering and backstop transaction are closed, in which case our pending credit facility will replace our existing credit facility and will terminate three years from the closing date of the rights offering and backstop transaction.

The deterioration of global economic and financial conditions and a prolonged decline in the price of natural gas may materially and adversely affect our business, financial condition and results of operations.

Our business, financial condition and results of operations are affected by conditions in the capital markets and the economy generally. A recurrence of a global economic or financial crisis and worldwide economic slowdown could lead to prolonged national or global recession, which would likely reduce domestic and foreign demand for natural gas and result in lower natural gas prices. Substantial decreases in natural gas prices could have a material adverse effect on our business, financial condition and results of operations, could limit our access to liquidity and credit and could hinder our ability to fund our development program, which would limit our ability to grow or replace our proved reserves, and, eventually, our production levels.

The proposed United States federal budgets for fiscal years 2010 and 2011 and other pending legislation contain certain provisions that, if passed as originally submitted, will have an adverse effect on our financial position, results of operations, and cash flows.

In February 2009, the Obama administration released its budget proposals for the fiscal year 2010, which included numerous proposed tax changes. In April 2009, legislation was introduced to further these objectives and in February 2010, the Obama administration released similar budget proposals for the fiscal year 2011. The proposed budget and legislation would repeal many tax incentives and deductions that are currently used by U.S. oil and gas companies and impose new taxes. Among others, the provisions include: elimination of the ability to fully deduct intangible drilling costs in the year incurred; repeal of the percentage depletion deduction for oil and gas properties; repeal of the manufacturing tax deduction for oil and gas companies; increase in the geological and geophysical amortization period for independent producers; and implementation of a fee on non-producing leases located on federal lands. Should some or all of these provisions become law our taxes could increase, potentially significantly, after net operating losses are exhausted, which would have a negative impact on our net income and cash flows. This could also reduce our drilling activities. Although these proposals initially were made approximately one year ago, none have been voted on or become law. However, it is still the Obama administration’s stated intention to enact these provisions in 2010. We do not know the ultimate impact these proposed changes may have on our business.

We may incur substantial costs to comply with, and demand for our products may be reduced by, climate change legislation and regulatory initiatives.

The U.S. Congress is considering legislation to reduce emissions of greenhouse gases and more than one-third of the states, either individually or through multi-state initiatives, already have begun implementing legal measures to reduce emissions of greenhouse gases. In addition, the Environmental Protection Agency has announced possible future regulation of greenhouse gas emissions under the Clean Air Act. Depending on the nature of potential regulations and legislation, such future laws and regulations could result in increased compliance costs or additional operating restrictions, and could have an adverse effect on our business or demand for the natural gas we produce.

We face uncertainties in estimating proved gas reserves, and inaccuracies in our estimates could result in lower than expected reserve quantities and a lower present value of our reserves.

Natural gas reserve engineering requires subjective estimates of underground accumulations of natural gas and assumptions concerning future natural gas prices, production levels, and operating and development costs. In addition, in the early stages of a coalbed methane project, it is difficult to predict the production curve of a coalbed methane field. The estimated production profile of a field in the early stage of operations may vary significantly from the actual production profile as the field matures. As a result, quantities of estimated proved reserves, projections of future production rates, and the timing of development expenditures may be incorrect. Over time, material changes to reserve estimates may be made, taking into account the results of actual drilling, testing, and production. Also, we make certain assumptions regarding future natural gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from these assumptions to actual figures could affect our estimates of our reserves, the economically recoverable quantities of natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery, and estimates of the future net cash flows. Numerous changes over time to the assumptions on which our reserve estimates are based, as described above, often result in the actual quantities of gas we ultimately recover being different from reserve estimates.

The present value of future net cash flows from our estimated proved reserves is not necessarily the same as the current market value of our estimated natural gas reserves. We base the estimated discounted future net cash flows from our estimated proved reserves on actual gas prices received on the first day of each of the preceding twelve months and on our current costs. However, actual future net cash flows from our gas properties also will be affected by factors such as:

•	geological conditions;

•	changes in governmental regulations and taxation;

•	the amount and timing of actual production;

•	future gas prices and operating costs; and

•	future capital costs to drill new wells.

The timing of both our production and our incurrence of expenses in connection with the development and production of natural gas properties will affect the timing of actual future net cash flows from estimated proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the natural gas industry in general.

Our results of operations could be adversely affected as a result of non-cash impairments.

For the year ended December 31, 2009, we recorded full cost ceiling impairments of approximately $159.7 million, net of income tax benefit of $97.6 million. No ceiling impairments have been recorded to date in 2010. Future adverse changes to estimated reserve quantities, projected production rates, natural gas prices and costs to drill and produce wells could lead to an impairment of all or a portion of our full cost pool in future periods which could significantly reduce earnings during the period in which the impairment occurs, and would result in a corresponding reduction to the full cost pool and stockholders’ equity.

Unless we replace our natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition, results of operations, borrowing capacity and cash flows.

Producing natural gas reservoirs are typically characterized by declining production rates that vary depending upon reservoir characteristics and other factors. CBM production generally declines at a shallow rate after initial increases in production which result as a consequence of the de-pressuring process. The rate of decline from our existing wells may change in a manner different than we have estimated. Thus, our future natural gas reserves and production and, therefore, our borrowing capacity, cash flow and income are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find, or acquire additional reserves to replace our current and future production at acceptable costs.

Currently the vast majority of our producing properties are located in two counties in Alabama, one county in West Virginia, and one county in Virginia, making us vulnerable to risks associated with having our production concentrated in a few areas.

The vast majority of our producing properties are geographically concentrated in two counties in Alabama, one county in West Virginia, and one county in Virginia. As a result of this concentration, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailment of production, natural disasters, and interruption of transportation of natural gas produced from the wells in these basins, or other events which impact these areas.

Our ability to sell the gas we produce depends in substantial part on the availability and capacity of pipeline systems owned and operated by third parties. Operational impediments on these pipeline systems may hinder our access to natural gas markets or delay our production.

The availability of a ready market for our natural gas production depends on a number of factors, including the proximity of our reserves to pipelines, capacity constraints on pipelines, and disruption of transportation of natural gas through pipelines. We transport the natural gas we produce principally through pipelines owned by third parties. If we cannot access these third-party pipelines, or if transportation of gas through any of these pipelines is disrupted, we may be required to shut in or curtail production from some of our wells or seek alternate methods of transportation of our production. If any of these were to occur, our revenues would be reduced, which would in turn have a material adverse effect on our financial condition and results of operations.

Certain of our undeveloped leasehold acreage is subject to leases that will expire over the next several years unless production is established on units containing the acreage.

As of June 30, 2010, we own leasehold interests in approximately 50,000 net acres in areas we believe are prospective for the Chattanooga Shale. A large portion of the acreage is not currently held by production. Unless production in paying quantities is established on units containing these leases during their terms, these leases will expire. If our leases expire, we will lose our right to develop the related properties. Our drilling plans for these areas are subject to change based upon various factors, including factors that are beyond our control, including drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints, the ability to dispose of produced water economically and regulatory approvals.

We may be unable to obtain adequate acreage to develop additional large-scale projects.

To achieve economies of scale and produce gas economically, we need to acquire large acreage positions to reduce our per unit costs. There are a limited number of coalbed formations in North America that we believe are favorable for CBM development. We face competition when acquiring additional acreage, and we may be unable to find or acquire additional acreage at prices that are acceptable to us.

Our exploration and development activities may not be commercially successful.

The exploration for and production of natural gas involves numerous high risks. The cost of drilling, completing, and operating wells for coalbed methane or other gas is often uncertain, and a number of factors can delay or prevent drilling operations or production, including:

•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in geologic formations;

•	equipment failures or repairs;

•	fires or other accidents;

•	adverse weather conditions;

•	reductions in natural gas prices;

•	pipeline ruptures;

•	regulatory permitting problems;

•	inability to dispose of produced water;

•	legal issues; and

•	unavailability or high cost of drilling rigs, other field services, and equipment.

Our future drilling activities may not be successful, and our drilling success rates could decline. Unsuccessful drilling activities could result in higher costs without any corresponding reserves and revenues.

Federal climate change regulation could increase our operating and capital costs.

The American Clean Energy and Security Act of 2009 (“ACES”), also known as the Waxman-Markey Bill, was approved by the House of Representatives on June 26, 2009. The ACES, if passed by the Senate, would establish a variant of a “cap-and-trade” plan for greenhouse gases (“GHG”) in order to address climate change. A “cap-and-trade” plan would require businesses that emit more greenhouse gases than permitted to acquire emission allowances from other businesses that emit greenhouse gases at levels lower than the limits specified and then surrender these allowances as a credit against such emissions. As a result of such a plan, we could be required to purchase and surrender emission allowances for GHG emissions resulting from our operations.

Although it is not possible at this time to predict the final outcome of the ACES, any new federal restrictions on GHG emissions, including a cap-and-trade-plan, that may be imposed in areas in which we conduct business could result in increased compliance costs or additional operating restrictions, and could have an adverse effect on our business or demand for the natural gas we produce.

The adoption and implementation of new statutory and regulatory requirements for derivative transactions could have an adverse impact on our ability to hedge risks associated with our business.

The U.S. Congress has passed, and the President has signed into law, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”). The Act provides for new statutory and regulatory requirements for derivative transactions, including oil and gas hedging transactions. Certain transactions will be required to be cleared on exchanges, and cash collateral will be required for these transactions. The Act provides for a potential exception from these clearing and cash collateral requirements for commercial end-users and it includes a number of defined terms that will be used in determining how this exception applies to particular derivative transactions and to the parties to those transactions. The Act requires the Commodities Futures and Trading Commission (the “CFTC”) to promulgate rules to define these terms in detail, but we do not know the definitions that the CFTC will actually promulgate or how these definitions will apply to us.

We enter into natural gas derivative contracts from time to time with respect to a portion of our expected production of natural gas in order to hedge against commodity price uncertainty and enhance the predictability of cash flows from the sale of our production. Depending on the rules and definitions adopted by the CFTC, we might in the future be required to provide cash collateral for our commodities hedging transactions. Posting of cash collateral could cause significant liquidity issues for us by reducing our ability to use our cash for capital expenditures or other corporate purposes. A requirement to post cash collateral could therefore significantly reduce our ability to execute strategic hedges to reduce commodity price uncertainty and thus protect cash flows. We are at risk unless and until the CFTC adopts rules and definitions that confirm that companies such as ourselves are not required to post cash collateral for our derivative hedging contracts. In addition, even if we ourselves are not required to post cash collateral for our derivative contracts, the banks and other derivatives dealers who are our contractual counterparties will be required to comply with the Act’s new requirements, and the costs of their compliance will likely be passed on to customers such as ourselves, thus decreasing the benefits to us of hedging transactions and reducing our profitability.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

The U.S. Congress is currently considering legislation to amend the federal Safe Drinking Water Act (“SDWA”) to require the disclosure of chemicals used by the oil and gas industry in the hydraulic fracturing process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate natural gas production. We employ hydraulic fracturing techniques in all of the wells we drill. Sponsors of bills currently pending before the Senate and House of Representatives have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. These bills, if adopted, could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business. In addition, in March 2010, the EPA announced its intention to conduct a comprehensive research study on the potential adverse impacts that hydraulic fracturing may have on water quality and public health. Thus, even if the pending bills are not adopted, the EPA study, depending on its results, could spur further initiatives to regulate hydraulic fracturing under the SDWA.

We operate in a highly competitive environment and many of our competitors have greater resources than we do.

The gas industry is intensely competitive and we compete with companies from various regions of the U.S. and Canada and may compete with foreign suppliers for domestic sales, many of whom are larger and have greater financial, technological, human and other resources. If we are unable to compete, our operating results and financial position may be adversely affected.

In addition, larger companies may be able to pay more to acquire new properties for future exploration, limiting our ability to replace gas we produce or to grow our production. Our ability to acquire additional properties and to discover new reserves also depends on our ability to evaluate and select suitable properties and to consummate these transactions in a highly competitive environment.

Our ability to produce natural gas may be hampered by the water present in the formation, which could affect our profitability.

Unlike conventional natural gas production, coalbeds and shales frequently contain brine water that must be removed in order for the gas to desorb from the coal and flow to the well bore. Our ability to remove and dispose of sufficient quantities of water from the coal seam will determine whether or not we can produce gas in commercial quantities. The cost of water disposal may affect our profitability.

We may face unanticipated water disposal costs.

Where water produced from our projects fails to meet the quality requirements of applicable regulatory agencies or our wells produce water in excess of the applicable volumetric permit limit, we may have to shut in wells, reduce drilling activities, or upgrade facilities. The costs to dispose of this produced water may increase if any of the following occur:

•	we cannot obtain future permits from applicable regulatory agencies;

•	water of lesser quality is produced;

•	our wells produce excess water; or

•	new laws and regulations require water to be disposed of in a different manner.

All National Pollutant Discharge Elimination System (“NPDES”) permits for the discharge of produced water from coalbed methane fields in Alabama are issued for five-year terms by the Alabama Department of Environmental Management (“ADEM”) and are subject to renewal every five years. We were granted an NPDES permit for the discharge of produced water from the Gurnee field into the Black Warrior River in 2004. We have submitted a timely and complete renewal application to ADEM for a five-year renewal of our NPDES permit. No five-year renewal NPDES permits for the discharge of produced water from coalbed methane fields into streams or rivers have been granted by ADEM since our renewal application was submitted. ADEM is currently administratively extending all existing NPDES permits for the discharge of produced water from coalbed methane fields into streams or rivers for which timely and complete renewal applications are received, including our NPDES permit.

Obtaining production from our additional drilling locations could take five years or longer, making them susceptible to uncertainties that could alter the occurrence of their drilling.

The additional drilling locations on our existing acreage represent a significant part of our growth strategy. Our ability to drill and produce these locations depends on a number of uncertainties, including, but not limited to, natural gas prices, permitting and the availability of capital. Additionally, the size of these projects dictates that development proceeds in an orderly manner to assure continuity of resources and producibility. Furthermore, the additional drilling locations on acreage in our two early-stage CBM development projects and our Chattanooga Shale exploration prospect face additional uncertainties regarding the economic returns achievable in these areas where only a few wells have been drilled to date.

Our operations in British Columbia present unique risks and uncertainties, different from or in addition to those we face in our domestic operations.

We conduct our operations in British Columbia through a wholly owned subsidiary, Hudson’s Hope Gas, Ltd. Our operations in British Columbia may be adversely affected by currency fluctuations. The expenses of such operations are payable in Canadian dollars. As a result, our Canadian operations are subject to risk of fluctuations in the relative value of the Canadian and U.S. dollars. Other risks of operations in Canada include, among other things, increases in taxes and governmental royalties and changes in laws and policies governing operations of foreign-based companies. Laws and policies of the U.S. affecting foreign trade and taxation may also adversely affect our operations in British Columbia.

We may be unable to retain our existing senior management team and/or other key personnel that have expertise in coalbed methane extraction and our failure to continue to attract qualified new personnel could adversely affect our business.

Our business requires disciplined execution at all levels of our organization to ensure that we continually develop our reserves and produce gas at profitable levels. This execution requires an experienced and talented management and operations team. If we were to lose the benefit of the experience, efforts and abilities of any of our key executives or the members of our team that have developed substantial expertise in coalbed methane extraction, our business could be adversely affected. We have not entered into employment agreements or non-competition agreements with any of our key employees, other than J. Darby Seré, our President and Chief Executive Officer, and William C. Rankin, our Executive Vice President and Chief Financial Officer. We do not maintain key person life insurance on any of our personnel. Our ability to manage our growth, if any, will require us to continue to train, motivate, and manage our employees and to attract, motivate, and retain additional qualified managerial and operations personnel. Competition for these types of personnel is intense, and we may not be successful in attracting, assimilating, and retaining the personnel required to grow and operate our business profitably.

Government laws, regulations, and other legal requirements relating to protection of the environment, health and safety matters and others that govern our business increase our costs and may restrict our operations.

We are subject to laws, regulations and other legal requirements enacted or adopted by federal, state, local, and foreign authorities, relating to protection of the environment and health and safety matters, including those legal requirements that govern discharges of substances into the air and water, the management and disposal of hazardous substances and wastes, the clean-up of contaminated sites, groundwater quality and availability, plant and wildlife protection, reclamation and restoration of mining or drilling properties after mining or drilling is completed, control of surface subsidence from underground mining, and work practices related to employee health and safety. Complying with these requirements, including the terms of our permits, has had, and will continue to have, a significant effect on our respective costs of operations and competitive position. In addition, we could incur substantial costs, including clean-up costs, fines and civil or criminal sanctions, and third party damage claims for personal injury, property damage, wrongful death, or exposure to hazardous substances, as a result of violations of or liabilities under environmental and health and safety laws.

Additionally, the gas industry is subject to extensive legislation and regulation, which is under constant review for amendment or expansion. Any changes may affect, among other things, the cost of production. State and local authorities regulate various aspects of gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of gas properties, environmental matters, safety standards, market sharing, and well site restoration. If we fail to comply with statutes and regulations, we may be subject to substantial penalties, which would decrease our profitability.

We must obtain governmental and/or third party permits and approvals for drilling operations, which can be a costly and time consuming process and result in restrictions on our operations.

Regulatory authorities exercise considerable discretion in the timing and scope of permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of our exploration or production operations. For example, we are often required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that proposed exploration for or production of gas may have on the environment. Further, the public may comment on and otherwise engage in the permitting process, including through intervention in the courts. In some cases, consents from third parties may be required before a permit is issued. Accordingly, the permits we need may not be issued, or if issued, may not be issued in a timely fashion, or may involve requirements that restrict our ability to conduct our operations or to do so profitably.

We depend on technology owned by others.

We rely on the technological expertise of the independent contractors that we retain for our operations. We have no long-term agreements with these contractors, and thus we cannot be sure that we will continue to have access to this expertise.

We may incur additional costs to produce gas because our confirmation of title for gas rights for some of our properties may be inadequate or incomplete.

We generally obtain title opinions on significant properties that we drill or acquire. However, we cannot be sure that we will not suffer a monetary loss from title defects or failure. In addition, the steps needed to perfect our ownership varies from state to state and some states permit us to produce the gas without perfected ownership under forced pooling arrangements while other states do not permit this. As a result, we may have to incur title costs and pay royalties to produce gas on acreage that we control and these costs may be material and vary depending upon the state in which we operate.

The availability or high cost of drilling rigs, equipment, supplies, personnel, and field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical, and from time to time there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment, and supplies are substantially greater. If the availability or high cost of drilling rigs, equipment, supplies, or qualified personnel were particularly severe in the areas where we operate, we could be materially and adversely affected.

Hedging transactions may limit our potential gains.

In order to manage our interest rate exposure and natural gas price risks, we have entered into interest rate swaps and natural gas price hedging arrangements with respect to a portion of our expected production. We will most likely enter into additional hedging transactions in the future. While intended to reduce the effects of volatile interest rates and natural gas prices, such transactions may limit our potential gains or increase our potential losses.

We do not insure against all potential risks. We may incur substantial losses and be subject to substantial liability claims as a result of our natural gas operations.

We maintain insurance for some, but not all, of the potential risks and liabilities associated with our business. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew our existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. Although we maintain insurance at levels we believe are appropriate and consistent with industry practice, we are not fully insured against all risks, including drilling and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks generally are not fully insurable. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our financial condition and results of operations.

Risks Related to the Rights Offering and our Preferred Stock

The price of our common stock is volatile and may decline before or after the subscription rights expire or after you exercise your subscription rights.

The market price of our common stock historically has experienced and may continue to experience significant price fluctuations similar to those experienced by the broader stock market in recent years. In addition, the price of our common stock may fluctuate significantly in response to various factors, including the rights offering and backstop transaction, which will involve the issuance of 4,000,000 shares of our preferred stock that are initially convertible into an additional 30,769,231 shares of our common stock.

We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your subscription rights or that the initial trading price of our preferred stock will not be less than the subscription price for the preferred stock. Recent market prices for our common stock have been less than the $1.30 conversion price of the preferred stock. Moreover, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your preferred stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our preferred stock.

If you do not exercise your subscription rights in the rights offering, you will suffer significant dilution in your percentage ownership of the Company.

If you do not exercise any of your subscription rights in the rights offering, the number of shares of our common stock that you own will not change. However, because 4,000,000 shares of our preferred stock (initially convertible into 30,769,231 shares of our common stock) will be issued if the rights offering and backstop transaction are completed and an additional 3,401,832 shares of preferred stock will be reserved for the payment of PIK dividends (which would initially be convertible into an additional 26,167,938 shares of common stock), if you do not exercise any of your subscription rights, your percentage ownership will be significantly diluted after completion of the rights offering and backstop transaction.

The subscription rights and preferred stock may not be widely held and no prior market exists for the subscription rights or our preferred stock.

Although we have applied for the subscription rights and will apply for the preferred stock to be listed on the Nasdaq Global Market, we can provide no assurance that the preferred stock will be distributed among the requisite number of holders to meet Nasdaq’s applicable listing standards, which is at least 100 round lot holders. Therefore, the listing of the preferred stock on the Nasdaq Global Market will depend upon the number of our stockholders that exercise their subscription rights, and it will not be possible until after the rights offering has been completed to determine whether or not the preferred stock will be listed on the Nasdaq Global Market. In addition, if listed, the continued listing of the preferred stock on the Nasdaq Global Market will depend upon the preferred stock continuing to meet Nasdaq Global Market’s continued listing standards. Furthermore, the subscription rights and preferred stock will each be a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market or the market value of the subscription rights and preferred stock. The subscription rights will be listed until 4:00 p.m. on the expiration date; however, as described under “The Rights Offering,” the subscription rights are transferable only to the extent that your request for transfer can be processed by the subscription agent and exercised by the transferee prior to the expiration date, after which time they will be no longer transferable. It is recommended that stockholders wishing to transfer all or a portion of their subscription rights should allow sufficient time prior to the expiration date of the offer to ensure that the subscription agent can facilitate subdivisions or transfers of the subscription rights. If you wish to sell your subscription rights or your broker, bank or nominee tries to sell subscription rights on your behalf in accordance with the procedures discussed in this prospectus supplement but such subscription rights cannot be sold, or if you provide your broker, bank or nominee with instructions to exercise the subscription rights and your instructions are not timely received by the subscription agent or if you do not provide any instructions to exercise your subscription rights, then the subscription rights will expire and will no longer exercisable.

The subscription price determined for the rights offering may not be indicative of the fair value of our preferred stock.

Our board of directors approved the subscription price, conversion price, dividend rate and other terms of our preferred stock after considering, among other things, (i) the favorable recommendation of its special committee; (ii) the opinion delivered by its financial advisor, Evercore, that the financial terms of the rights offering, taken as a whole are fair from a financial point of view to the Company; (iii) the availability of and likely cost of capital of other potential sources of capital; (iv) the terms under which Sherwood was willing to backstop the rights offering; and (v) the then current trading price of our common stock. The subscription price for each share of our preferred stock is $10.00 per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. The subscription price may not be indicative of the fair value of the preferred stock to be offered in the rights offering. After the date of this prospectus supplement, our preferred stock may trade at prices above or below the subscription price.

You may not revoke your subscription exercise and could be committed to buying subscribed shares even if the price of our common stock decreases.

Once you exercise your subscription rights, you may not revoke such exercise. The public trading market price of our common stock may decline before the subscription rights expire, which could impact the value of our preferred stock. If you exercise your subscription rights and, afterwards, the public trading market price of our preferred stock is below the subscription price, you will have committed to buy shares of our preferred stock at a price above the initial market price of our preferred stock. Our common stock is traded on the Nasdaq Global Market under the symbol “GMET,” and the last reported sales price of our common stock on the Nasdaq Global Market on July 26, 2010, was $1.03 per share which was below the $1.30 conversion price of the preferred stock. Moreover, you may be unable to sell your shares of preferred stock at a price equal to or greater than the subscription price you paid for such shares.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent on or before 5:00 p.m., Eastern Time, on August 18, 2010, the expiration date of the rights offering, unless extended. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, bank, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes any obligation to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future or on our preferred stock in the immediate future.

We do not expect to declare and pay cash dividends in the foreseeable future on our common stock as we intend to use cash flow generated by operations to continue to operate our business. We expect to declare and pay all dividends on the preferred stock that become due and payable in additional shares of preferred stock, in lieu of cash, until we are allowed to pay cash dividends under the terms of our pending credit facility. Our pending credit facility restricts our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict our ability to declare or pay cash dividends on our preferred stock.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock or other securities that are convertible into or exercisable for shares of common stock.

We may in the future issue additional shares of our authorized and unissued securities, resulting in the dilution of the ownership interests of our present stockholders and purchasers of our preferred stock in the rights offering, which are convertible into or exercisable for shares of common stock. We are currently authorized to issue 125,000,000 shares of common stock and 10,000,000 shares of preferred stock with preferences and rights as determined by our board of directors, of which 100,910,204 shares of common stock and 7,401,832 shares of preferred stock will be outstanding or reserved for issuance after closing of the rights offering and backstop transaction. We may issue up to 24,089,796 additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future public offerings or private placements of our securities for capital raising purposes, or for other business purposes.

The receipt of subscription rights may be treated as a taxable distribution to you.

The distribution of the subscription rights should be a non-taxable distribution under Section 305(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and we expect to treat the distribution as such. Please see the discussion under “Material United States Federal Income Tax Consequences” below. However, this position is not free from doubt and is not binding on the IRS or the courts. If this distribution of subscription rights is part of a “disproportionate distribution” under Section 305(b) of the Code, your receipt of subscription rights may be treated as the receipt of a taxable distribution to you equal to the fair market value of the subscription rights. Any such distribution would be treated as dividend income to the extent of our current or accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Each holder of common stock is urged to consult their own tax advisor with respect to the particular tax consequences of the distribution of subscription rights.

If you exercise the subscription rights, your tax liability may exceed the cash you receive while you own the preferred stock.

We may declare and pay all dividends on our preferred stock that become due and payable in additional shares of our preferred stock rather than in cash. We expect such distribution generally to be tax-free. However, our conclusion is based in part on expected future circumstances which could change. Further, the IRS may disagree with our tax analysis and take the position that distributions in the form of additional shares of preferred stock will be taxable in the same manner as cash distributions. If such position were successful or certain unexpected circumstances occurred, in years in which we have current or accumulated earnings and profits, holders generally would recognize dividend income in an amount equal to the fair market value of the additional shares of preferred stock. In such case, a holder’s tax liability may exceed the cash such holder receives from the preferred stock. Thus, holders of preferred stock would be required to use funds from other sources to satisfy their tax liabilities arising from their ownership of the preferred stock.

FORWARD-LOOKING STATEMENTS

Included and incorporated by reference in this prospectus supplement are certain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus supplement that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements, including statements regarding our planned capital expenditures, increases in gas production, the number of anticipated wells to be drilled after the date hereof, future cash flows and borrowings, our financial position, business strategy and other plans and objectives for future operations. We use the words “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “continue,” “intend,” “plan,” “budget” and other similar words to identify forward-looking statements. You should read statements that contain these words carefully and should not place undue reliance on these statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	our business strategy;

•	our financial position, including our cash flow and liquidity;

•	volatility in the international and domestic capital and credit markets, including fluctuations in interest rates and availability of capital;

•

general economic conditions may be less favorable than expected, including the possibility that the current economic recession in the United States will be prolonged or that any economic recovery will be weak, which could adversely affect the demand for gas and make it difficult, if not impossible, to access financial markets;

•	declines in the prices we receive for our gas affecting our operating results, cash flows and credit capacity;

•	uncertainties in estimating our proved gas reserves;

•	our ability to replace our proved gas reserves;

•	uncertainties in exploring for and producing gas, including the reworking of existing wells;

•	the coalbeds and other strata from which we produce methane gas may contain impurities that may increase the cost of production;

•	actions of third party co-owners of interests in properties in which we also own an interest;

•	new gas development projects and exploration for gas in areas where we have little or no proven gas reserves;

•	our ability to acquire water supplies needed for drilling, or our ability to dispose of water used or removed from strata at a reasonable cost and within applicable environmental rules;

•	other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties;

•	availability of drilling and production equipment and field service providers;

•	disruptions, capacity constraints in, or other limitations on the pipeline systems that deliver our gas;

•	our need to use unproven technologies to extract coalbed methane in some properties;

•	our ability to retain key members of our senior management and key technical employees;

•	the effects of government regulation and permitting and other legal requirements;

•	the possibility that the industry may be subject to future regulatory or legislative actions (including changes to existing tax rules and regulations and changes in environmental regulation); and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors may negatively impact our businesses, operations or pricing.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our filings with the SEC that are incorporated by reference herein and in the section entitled “Risk Factors” included elsewhere in this prospectus supplement. For additional information regarding risks and uncertainties, please read our filings with the SEC under the Exchange Act and the Securities Act, including our latest annual report on Form 10-K and our subsequently filed quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus supplement and in the documents incorporated herein by reference. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

USE OF PROCEEDS

The net proceeds to us from the sale of 4,000,000 shares of preferred stock offered in the rights offering and backstop transaction are estimated to be approximately $37.8 million, after estimated fees and expenses of the rights offering and backstop transaction of approximately $2.2 million ($0.3 million of which has been paid prior to commencement of the rights offering). Upon completion of the rights offering and backstop transaction, we intend to use the net proceeds to pay a portion of the expenses associated with our pending credit facility (anticipated to be approximately $1.5 million, $0.1 million of which has been paid prior to the commencement of the rights offering), and to use the remaining proceeds, anticipated to be approximately $36.7 million, to reduce outstanding indebtedness under our existing credit facility. If we owe Sherwood the additional fee required by the investment agreement in the event that Sherwood purchases less than $30,000,000 of preferred stock (which fee would be equal to 3% of the difference between $30,000,000 and the amount paid for the shares of preferred stock purchased by Sherwood), our net proceeds from the rights offering and backstop transaction available to reduce indebtedness could be reduced by as much as approximately $620,000.

As of June 30, 2010, our balance outstanding under our existing credit facility was approximately $116.0 million. The borrowings were used to acquire and develop our natural gas properties. Our borrowings fluctuate during any month depending on our various working capital needs.

Amounts outstanding under our pending credit facility will accrue at a rate calculated, at our option, at either the adjusted base rate (which is the greater of the agent’s base rate or the federal funds rate plus one half of one percent) or the London Interbank Offered Rate (LIBOR) plus a margin of 2.25% to 3.25% depending on borrowing base usage. All outstanding borrowings under our pending credit facility will become due and payable three years after the completion of the rights offering and backstop transaction.

CAPITALIZATION

The following table describes capitalization as of June 30, 2010 (i) on an actual basis, and (ii) on an as adjusted basis to give effect to the sale of all 4,000,000 shares of preferred stock offered in the rights offering and backstop transaction (including application of net proceeds as described above) at a price of $10.00 per share. As adjusted balances are subject to change based upon the closing date of the rights offering and backstop transaction.

	June 30, 2010
	Historical			As Adjusted
Cash and cash equivalents	$493,701	—		$493,701
Bank Debt	116,000,000	(36,700,000	)(1)(3)	79,300,000
Mandatory Redeemable Preferred Stock, $.001 par value	—	37,800,000	(2)(3)	37,800,000
STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value	—			—
Common stock, $.001 par value	39,294			39,294
Paid-in capital	189,860,397			189,860,397
Less: Common stock subscription receivable	(245,092)			(245,092)
Accumulated other comprehensive loss	(1,479,744)			(1,479,744)
Treasury Stock	(94,424)			(94,424)
Retained deficit	(156,445,860)			(156,445,860)
Total stockholders’ equity	31,634,571			31,634,571
Total Capitalization	$148,128,272			$149,228,272

(1)	Assumes debt payment of $36,700,000; ($40,000,000 of gross proceeds from the sale of preferred stock net of $2,200,000 related to expenses of the rights offering and backstop transaction and $1,500,000 for expenses of our pending credit facility (approximately $400,000 of such expenses has been paid prior to commencement of the rights offering).
(2)	Assumes $40,000,000 of gross proceeds from the sale of preferred stock net of $2,200,000 related to expenses of the rights offering and backstop transaction.
(3)	Assumes we do not owe Sherwood the additional fee required by the investment agreement if Sherwood purchases less than $30,000,000 of preferred stock. If Sherwood purchases less than $30,000,000 of preferred stock, we will owe Sherwood an additional fee equal to 3% of the difference between $30,000,000 and the amount paid for the shares of preferred stock purchased by Sherwood, which would increase our expenses relating to the rights offering and backstop transaction and decrease the amount of our debt repayment by as much as approximately $620,000.

BACKGROUND OF THE RIGHTS OFFERING

Preliminary Exploration of Financing Alternatives

In the summer of 2008, natural gas prices began a decline from levels above $13 per thousand cubic feet (“Mcf”) to less than $3 per Mcf in the summer of 2009. These reduced natural gas prices significantly impacted our operating cash flow. Additionally, a severe credit crisis developed in late 2008. As a result of these matters and the continued underperformance of our Gurnee field, we initiated efforts in the first quarter of 2009 to lower our cost structure, protect our operating margins and reduce borrowings outstanding. These efforts included personnel reductions and other cost reduction measures, increased natural gas price hedging and initiatives to sell assets. Due to reduced operating cash flow our debt to EBITDA ratio was in excess of levels considered conforming by our banks and their regulators. Our existing credit facility matures on October 1, 2011; therefore, it is necessary that we reduce our debt to EBITDA ratio to conforming levels in order to secure an extension of our credit facility on a long-term basis. Our cost reduction program and our hedging program have been successful but we have not thus far been able to sell a portion of our assets on terms acceptable to us. As a result, we determined that we needed to secure other forms of capital to bring our debt to EBITDA ratio into a conforming range.

In August 2009, we initiated preliminary discussions with representatives of Yorktown Partners LLC, which is an affiliate of the Company’s largest stockholder, Yorktown Energy Partners IV, L.P. (“Yorktown”), the owner of approximately 36.0% of our outstanding common stock, regarding a potential financing transaction involving a private company also affiliated with Yorktown.

Formation of the Special Committee of our Board of Directors

In view of the potential conflicts of interest in a potential financing transaction with one or more affiliates of Yorktown, and in an effort to ensure that we and our stockholders were adequately represented in the review and evaluation of any potential financing transaction, our board appointed a special committee of independent directors of the board to represent the interests of us and our stockholders in: (1) reviewing and evaluating the terms and provisions of any potential financing transaction, (2) responding to and, if deemed appropriate by the special committee, negotiating the terms and conditions of the potential financing transaction, (3) recommending the approval or disapproval (in the special committee’s sole discretion) of the terms and provisions of any potential financing transaction to our board, and (4) taking such other action with respect to any potential financing transaction as might be necessary. Our board determined that Stanley L. Graves and Charles D. Haynes were independent for the purposes of evaluating a potential financing transaction involving a Yorktown affiliate and, further, did not have any personal or business relationships that could reasonably lead to a conflict of interest. Our board concluded that Messrs. Graves and Haynes could adequately represent the interests of us and our stockholders in a potential financing transaction. The special committee retained its own legal counsel to represent it during this process.

In October 2009 the special committee interviewed four potential financial advisors and, after evaluating the capabilities of those firms, directed us to hire Evercore as financial advisor to the special committee. Evercore’s responsibilities were to: (1) provide financial advisory services, (2) identify potential investors to participate in a potential financing transaction with a Yorktown-affiliated company and us, and (3) provide a fairness opinion to us, if requested by us. We continued to hold discussions with an energy investment firm that was contacted prior to the engagement of Evercore. Because it was Evercore’s opinion that we needed to settle litigation with CONSOL/CNX, Evercore did not contact any potential investors until February 2010, when a settlement appeared reasonably likely. None of the six investors contacted by Evercore at that time chose to pursue the investment opportunity. The CONSOL/CNX litigation settlement agreement was signed by the parties on April 16, 2010 and became effective on May 3, 2010 after receipt of certain third party signatures on certain agreements which were conditions precedent to the effectiveness of the settlement agreement.

In early February 2010, NGP Capital Resources Company (“NGPC”) delivered a preliminary term sheet to us outlining the terms of a proposed financing transaction in which NGPC and North Shore Energy, LLC (“North

Shore”), an affiliate of Yorktown, would each purchase up to $20 million of our convertible preferred stock in the event that a proposed rights offering of the convertible preferred stock was not fully subscribed by our common stockholders. The special committee, in consultation with its financial advisors, believed that the rights offering structure of the proposed financing was important. The special committee considered the dilutive impact that an equity financing would have on our existing stockholders, and believed that a rights offering structure could mitigate dilution of our existing stockholders by allowing them to participate in an offering of new equity by us. While the ownership percentage of current stockholders who do not participate to the fullest extent in the rights offering will decrease, the special committee considered that the magnitude of this dilution would be substantially dependent upon the decision of each holder of common stock whether to subscribe for additional equity in a rights offering transaction. After weighing these factors and the fact that the proposed rights offering and backstop commitment would generate $40.0 million in additional capital, before expenses, and seemed to the special committee to be the most viable option for raising that amount of additional capital, the special committee concluded that a rights offering with a full backstop commitment was in the best interests of us and our stockholders.

Over the course of the next several weeks, our management team, in frequent consultation with the special committee and its legal counsel and financial advisor, negotiated the material terms and conditions of the proposed financing, primarily with NGPC. The special committee held several meetings with its legal and financial advisors during March 2010 and determined, after considering all relevant factors, costs and circumstances, that the financing transaction proposed by NGPC and North Shore represented the best available alternative for us and our stockholders. Our board of directors approved the terms of the proposed commitment letters and authorized our management to enter into commitment letters with NGPC and North Shore, which were executed by the parties effective March 29, 2010.

On April 30, 2010, we received a commitment letter from Sherwood, an affiliate of Cadent Energy Partners, LLC (“Cadent”), whereby Sherwood offered to purchase up to $40.0 million of our convertible preferred stock in the event that a proposed rights offering of the convertible preferred stock is not fully subscribed by our common stockholders. Although similar to the NGPC and North Shore proposed financing in several respects, the Sherwood proposal was considered by our management to be more favorable to us, particularly with regard to the cash dividend rate for the first two years, our ability to begin forcing conversion of the preferred stock into common stock two years earlier and at twice the rate and the absence of certain operational and financial covenants. After a series of meetings and additional negotiations with Sherwood, the special committee determined that the proposed Sherwood commitment represented a superior proposal to the NGPC and North Shore commitments for the following reasons: (1) the cash dividend required under the Sherwood commitment was 8% for the first three years after closing as compared to 9.6% in the NGPC and North Shore commitments, (2) under the Sherwood commitment, we could begin forced conversion of the preferred stock two years earlier and at twice the quarterly rate, reducing the carrying costs and overhang of the preferred stock, and (3) the Sherwood commitment would impose considerably fewer covenants, giving our management and our board greater latitude to run the business and providing less likelihood that defaults could occur for reasons outside of our control. The special committee then recommended that our board approve the suspension of negotiations with NGPC and North Shore pursuant to their previously executed commitment letters and approve the Sherwood commitment. Later that day at a special meeting of our board, the special committee presented its findings and recommendations to our board. Following a presentation by Evercore of its analysis of the Sherwood proposal, and following further discussion, our board approved suspension of negotiations with NGPC and North Shore and approved the Sherwood commitment. Our board directed our management to suspend negotiations with NGPC and North Shore and to execute the Sherwood commitment letter. Sherwood received an initial non-refundable payment of $250,000 from us in exchange for the commitment letter. The initial payment will be credited against a $1.2 million fee due to Sherwood upon the closing of the rights offering and backstop transaction (or the termination of the investment agreement for any reason other than a breach by Sherwood).

We promptly notified NGPC and North Shore in writing that we had executed a commitment letter with Sherwood and, consequently, would cease further negotiations with NGPC and North Shore. Shortly thereafter,

NGPC and North Shore advised us that they considered the termination of the commitment letters to be improper, constituting a breach of those letters. We retained separate counsel to assist in the resolution of this dispute.

On May 28, 2010, we reached agreements with each of NGPC and North Shore regarding the termination of the commitment letters. Under the terms of those agreements, we paid an additional $220,000 in cash to North Shore and an additional $350,000 in cash to NGPC. Total payments to North Shore and NGPC were $470,000 and $600,000, respectively, after taking into account the initial $250,000 payment made to each party. We also agreed to reimburse NGPC and North Shore for reasonable costs and out-of-pocket expenses incurred by them in connection with their commitment to provide financing to us. The reimbursements paid to NGPC and North Shore were $117,041 and $49,187 respectively. Additionally, we, NGPC and North Shore, as well as Sherwood and its affiliate, Cadent, agreed to release each other from any claims or causes of action relating to the terminated commitment letters.

During that same period, we negotiated the terms and provisions of a definitive investment agreement with Sherwood. A final draft of the investment agreement was presented to the special committee for consideration. On June 1, 2010, the special committee met with its legal and financial advisors and our management to consider recommending that our board authorize our management to execute the investment agreement. Evercore confirmed that it was still in a position to render a fairness opinion to the special committee with respect to the financial terms of the investment agreement. The special committee determined, after considering all relevant factors, including the fairness opinion from Evercore, the cost, terms, timing, closing conditions, termination fee, likelihood of success, and amount of capital that the we needed to raise, that the backstop transaction represented the best available alternative for the us and our stockholders. The members of the special committee unanimously approved and recommended to our board that it approve the terms of the investment agreement.

Our board convened later that day to consider the special committee’s recommendation. Following a presentation by Messrs. Graves and Haynes of the special committee’s evaluation of the proposed financing, and of its receipt of a presentation by Evercore regarding its assessment of the fairness of the financial terms of the investment agreement to us, our board approved the terms of the investment agreement and the rights offering, and authorized our management to finalize and execute the investment agreement.

On June 2, 2010, Yorktown entered into an agreement with Sherwood whereby Yorktown agreed not to exercise or transfer certain of its subscription rights that Yorktown will receive in the rights offering in order to induce Sherwood to enter into the investment agreement and for a cash payment of $65,000. Specifically, Yorktown has agreed not to transfer or exercise subscription rights relating to 9,187,072 shares of common stock held by Yorktown, which would permit Yorktown to exercise subscription rights relating to the remaining 5,000,000 shares during the rights offering. Following receipt of an executed copy of this agreement, we and Sherwood executed the investment agreement on June 2, 2010.

THE RIGHTS OFFERING

The Rights

We are distributing to the record holders of our common stock as of July 26, 2010, the record date, transferable subscription rights to purchase shares of our preferred stock at a subscription price of $10.00 per share. The subscription rights will entitle the holders of those subscription rights to purchase up to an aggregate of 4,000,000 shares of our preferred stock for an aggregate purchase price of $40.0 million. See below for additional information regarding subscription by DTC participants and stockholders who hold their shares in “street name” with DTC participants.

You will receive one subscription right for every 9.8656905 shares of our common stock you own at the close of business on the record date, subject to adjustments to eliminate fractional subscription rights. Each subscription right will entitle the holder thereof to purchase at the subscription price, on or before the expiration time of the rights offering, one share of our preferred stock. We intend to keep the rights offering open until 5:00 p.m., Eastern Time, on August 18, 2010, unless the board of directors, in its sole discretion, extends such time with the prior written consent of Sherwood. We believe it is unlikely that Sherwood would consent to any such extension.

Reasons for the Rights Offering

Prior to approving the rights offering, the special committee of our board of directors and our board of directors carefully considered our current and expected liquidity requirements in light of our expected results of operations, current market conditions, the near-term maturity of our indebtedness under our existing credit facility, and business and capital-raising opportunities, as well as the dilution of the ownership percentage of the current holders of our common stock that may be caused by the backstop transaction if they do not exercise their subscription rights in full.

After weighing the factors discussed above and the effect of the $40.0 million in additional equity capital, before expenses, that would be generated by the sale of shares pursuant to the rights offering and backstop transaction, the special committee of our board of directors and our board of directors determined that the rights offering and backstop transaction were in the best interests of us and our stockholders. As described in the section of this prospectus supplement entitled “Use of Proceeds,” we are conducting the rights offering and backstop transaction to raise $40.0 million in equity capital, which will be used to reduce the outstanding indebtedness under the existing credit facility, and to pay a portion of the expenses of the rights offering and backstop transaction and our pending credit facility. Although we believe that the rights offering and backstop transaction will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should sell or exercise your subscription rights.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

You may exercise your subscription rights at any time before 5:00 p.m., Eastern Time, on August 18, 2010, the expiration date of the rights offering, unless extended with the prior written consent of Sherwood. We believe it is unlikely that Sherwood would consent to any such extension.

Subject to the foregoing, we will extend the duration of the rights offering as required by applicable law. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription and information agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

We may not amend the terms of the rights offering without the prior written consent of Sherwood. Subject to the terms of the investment agreement and applicable law, we reserve the right to terminate the rights offering, in our sole discretion.

If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will no longer be exercisable or transferable and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents and payment for the subscription price relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, unless you have used the guaranteed delivery procedures described under “—Notice of Guaranteed Delivery.”

The Backstop Purchaser

The Investment Agreement. We have entered into the investment agreement with Sherwood, under which Sherwood has agreed to purchase from us, at the rights offering subscription price, unsubscribed shares of our preferred stock such that the aggregate gross proceeds of the rights offering and backstop transaction will be no less than $40.0 million. Subject to the terms and conditions of the investment agreement, we are obligated to sell to Sherwood, and Sherwood is obligated to purchase, any and all of the 4,000,000 shares of preferred stock that are not purchased by our stockholders or their transferees under the rights offering, at the subscription price of $10.00 per share, up to $40,000,000 (the “Backstop Commitment”).

Backstop Fees; Expenses. As compensation for the Backstop Commitment, we will pay Sherwood a backstop fee of $1,200,000; the initial $250,000 fee we paid to Sherwood will be applied against the backstop fee. If the purchase price for shares of preferred stock purchased by Sherwood is less than $30,000,000, we must pay Sherwood an additional fee equal to three percent (3%) of the difference between $30,000,000 and the price paid for the shares of preferred stock purchased by Sherwood. In the event that the investment agreement is terminated for any reason other than a breach by Sherwood, we will owe Sherwood the remaining $950,000 of the backstop fee plus an additional fee of $900,000. We have also agreed to reimburse certain out-of-pocket expenses of Sherwood in connection with the Backstop Commitment.

If none of our stockholders exercise their subscription rights, Sherwood is obligated to purchase all 4,000,000 shares of preferred stock offered in the rights offering. In the event that none of our stockholders exercise their subscription rights, the as-converted ownership interest of our stockholders would decrease to approximately 56% and could further decrease to 41% if we elect for the five years following the Closing Date (as defined below) to pay all dividends it is required to pay on the preferred stock in the form of PIK dividends.

Corporate Governance Arrangements. The investment agreement provides that immediately following the closing date of Sherwood’s purchase of the preferred stock pursuant to the Backstop Commitment (the “Backstop Closing Date”), we will take all steps necessary to increase the size of our board to no more than nine (9) members. For as long as Sherwood, together with its affiliates who are deemed to beneficially own shares of preferred stock beneficially owned by Sherwood (the “Sherwood 13(d) Investor Group”), beneficially owns more than forty percent (40%) of the shares Sherwood acquires pursuant to its Backstop Commitment or otherwise, or beneficially owns ten percent (10%) or more of our common stock on an as-converted basis, Sherwood will be entitled to nominate two persons to serve on our board. For as long as the Sherwood 13(d) Investor Group beneficially owns more than forty percent (40%) of the shares Sherwood acquired pursuant to its Backstop Commitment or otherwise, or beneficially owns five percent (5%) or more of our common stock on an as-converted basis, Sherwood will be entitled to nominate one person to serve on our board. Additionally, for such time that Sherwood has the right to nominate at least one director to our board, one member of each of the Audit Committee and the Compensation Committee will be a director nominated by Sherwood, provided that such person(s) meets the applicable independence requirements. We will recommend to our stockholders to vote for the Sherwood nominee(s) and use commercially reasonable efforts to solicit proxies from our stockholders to vote in favor of the Sherwood nominee(s).

In the event of a default under the investment agreement, which includes a default of our obligations under our credit facility or our failure to pay dividends on the preferred stock, the board will be expanded and

Sherwood will be allowed to appoint additional directors or we will secure the resignations of directors not appointed by Sherwood, such that Sherwood nominees will constitute a majority of the members of our board. Upon the cure or waiver of the event of default, as applicable, our board will be reduced to the size immediately preceding the default, and the Sherwood directors appointed in connection with the expansion will resign. If we are unable to effectuate an expansion or reconfiguration of our board, or if an event of default continues for more than twelve (12) months, Sherwood may cause us to redeem all of Sherwood’s shares of preferred stock (including PIK dividends) at the redemption price of $10.00 per share plus any unpaid dividends.

Upon the Backstop Closing Date and for so long thereafter as the Sherwood 13(d) Investor Group continues to beneficially own forty percent (40%) or more of the shares Sherwood acquired pursuant to its Backstop Commitment or otherwise, or continues to beneficially own five percent (5%) or more of our common stock on an as-converted basis, we shall not take any of the following actions without the approval of all of the Sherwood-nominated director(s):

•	incur any new indebtedness for borrowed money or capital leases (excluding borrowings pursuant to our credit facility) in a single transaction in excess of $500,000 within any 12-month period;

•	authorize or issue equity securities that are senior or pari passu to the preferred stock or convertible into equity securities that are senior or pari passu to the preferred stock;

•	redeem or repurchase equity securities;

•

enter into or be a party to a transaction with any of our directors, officers or employees, any associate of such persons, or any related party that requires disclosure under Item 404(a) of Regulation S-K;

•	liquidate, dissolve or wind-up its affairs, or effect any business combination;

•

enter into a merger, consolidation or restructuring, transfer of assets or other business combination, sale of capital stock, tender offer, exchange offer, recapitalization or other similar transaction that if consummated would result in a person acquiring beneficial ownership of fifty percent (50%) or more of the voting power of the Company or all or substantially all of the consolidated total assets of the Company;

•	appoint a new Chief Executive Officer and/or President;

•	make any alteration or change in the right, preferences or privileges of the preferred stock or increase or decrease the number of authorized shares of preferred stock;

•	amend or waive any provision of our Certificate of Incorporation, our Bylaws, or the Certificate of Designations that adversely affects the rights of the preferred stock; or

•	make any material change in our business from the exploration, exploitation, development and production of oil and natural gas and related activities.

Participation Rights. Under the investment agreement, we have granted Sherwood a participation right to purchase its pro rata share, up to $30,000,000, of our authorized but unissued debt securities and preferred stock, and all rights, options or warrants to purchase shares and securities of any type that are, or may become, convertible into or exchangeable for debt securities or preferred stock. Sherwood must exercise its participation right within thirty (30) days of our delivery of a notice to Sherwood that it proposes to issue any such securities. The calculation of Sherwood’s pro rata share is based on Sherwood’s percentage ownership of common stock on an as-converted basis. To the extent that we have granted preemptive rights on any share issuance to third parties and such preemptive rights are not fully exercised, Sherwood will have the additional right to purchase the unsubscribed amount.

Corporate Opportunity. Under the investment agreement, we have renounced, to the fullest extent permitted under Delaware law, any interest of expectancy in any business opportunity, transaction or other matter in which Sherwood, its affiliates, any Sherwood-nominated director of the Company, or any portfolio company in which

Sherwood or any of its affiliates has an equity interest, participates or desires to seek participation and that involves any aspect of the energy business or industry, including without limitation, the oil and gas exploration and production business, other than certain business opportunities presented to us or our directors as set forth in the investment agreement, including exploration, production or development of coalbed methane and non-conventional shallow gas in the Cahaba Basin in Alabama and the central Appalachian Basin in West Virginia.

Termination. The investment agreement may be terminated prior to the Backstop Closing upon written notice as follows: (i) by Sherwood or us following the termination of the rights offering, provided that such party’s acts or omissions shall not have caused or resulted in the termination of the rights offering; (ii) by Sherwood if the Backstop Closing does not occur on or before September 16, 2010, provided that Sherwood’s failure to fulfill any obligation shall not be the cause of the failure of the Backstop Closing to occur, and further provided that if the rights offering shall have closed and all conditions precedent to the Backstop Closing have been satisfied, such date will be extended; (iii) by Sherwood or us in the event of the issuance of a final and nonappealable order by any governmental entity enjoining or prohibiting the transaction; (iv) by Sherwood or us for material breach or default by the other party that has not been cured within thirty (30) days; or (v) by Sherwood or us in the event a material adverse effect has occurred with regard to the other party that is not curable or that has not been cured within thirty (30) days.

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded down to the nearest whole number to ensure that we offer no more than 4,000,000 shares of preferred stock in the rights offering.

Conditions to the Rights Offering

The completion of the rights offering is subject to closing conditions, including:

(i) the registration statement relating to the rights offering shall continue to be effective with the SEC and no stop order shall have been entered by the SEC with respect thereto;

(ii) the rights offering shall have been conducted in accordance with the investment agreement in all material respects without the waiver of any condition thereto;

(iii) all material governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the rights offering shall have been made or received;

(iv) the Sherwood nominees to our board of directors shall have been appointed effective immediately following the closing of the rights offering and backstop transaction and we shall have entered into customary indemnification agreements with such nominees prior to their appointment;

(v) no action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of the rights offering and the issuance and sale of our preferred stock in the rights offering or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of the rights offering and the issuance and sale of our preferred stock in the rights offering; and

(vi) the shares of our common stock to be issued in conversion of the preferred stock shall have been approved for listing on the Nasdaq Global Market, subject to official notice of issuance.

Regulatory Limitations

All subscription rights issued to a stockholder of record who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of subscription rights or the ownership of preferred stock may not be held or transferred or exercised by any such holder. We are not undertaking to advise you of any such required clearance or approval or to pay any expenses incurred in seeking such clearance or approval.

We reserve the right to refuse to issue shares of our preferred stock to any stockholder of record who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority to own or control such shares if, at the time shares are to be issued upon payment therefor, such holder has not obtained such clearance or approval.

We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this offering is not permitted. We reserve the right to delay the commencement of this offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in this offering in order to carry out this offering in such state or jurisdiction.

Method of Subscription—Exercise of Subscription Rights

If you are a record holder of shares of our common stock, you may exercise your subscription rights by delivering the following to the subscription agent, at or before 5:00 p.m., Eastern Time, on August 18, 2010, the expiration date of the rights offering, unless we extend the rights offering with the prior written consent of Sherwood:

•	Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	Your full subscription price payment for each share subscribed pursuant to your subscription rights.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, bank, or other nominee, you should instruct your broker, bank, or other nominee to exercise your subscription rights and deliver all documents and payment on your behalf before 5:00 p.m., Eastern Time, on August 18, 2010, the expiration date of the rights offering, unless extended.

Except as described under the subsection titled “—Notice of Guaranteed Delivery,” your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian, or nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., Eastern Time, on August 18, 2010, the expiration date of the rights offering, unless extended.

Method of Payment

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by (i) cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below in “—Delivery of Subscription Materials and Payment” or (ii) wire transfer of immediately available funds directly into the account maintained by American Stock Transfer & Trust Company, LLC, (as subscription agent for the Company) for purposes of accepting subscriptions in this rights offering at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account # 530-354624 American Stock Transfer FBO GeoMet, Inc., with reference to the subscription rights holder’s name.

The subscription agent will not accept non-certified checks drawn on personal or business accounts. The subscription agent will accept payment only by certified check, cashier’s check or wire transfer.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of immediately available funds sent by wire transfer, or a cashier’s or certified check drawn upon a United States bank payable to the subscription agent.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate to the subscription agent by one of the methods described below:

By Mail:	By Overnight Courier or By Hand:
American Stock Transfer & Trust Company, LLC Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Your payment of the subscription price must be made in accordance with the requirements set forth above in “—Method of Payment.”

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of shares of preferred stock that may be purchased with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our preferred stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, promptly after completion of the rights offering.

Your Funds Will Be Held by the Subscription Agent until Shares of Our Preferred Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares upon completion of the rights offering and backstop transaction.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	Your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	You are an eligible institution.

In addition, your signature on your subscription rights certificate must be guaranteed by an eligible institution if you are transferring your subscription rights to another person.

An “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations, and brokerage houses, that is a participant in any of the following:

•	the Securities Transfer Agents Medallion Program;

•	the New York Stock Exchange, Inc. Medallion Signature Program; or

•	the Stock Exchanges Medallion Program.

Notice to Brokers and Nominees

If you are a broker, a trustee, or a depositary for securities who holds shares of our common stock for the account of others on July 26, 2010, the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that was provided to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, bank, or other nominee, we will ask your broker, bank, or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, bank, or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, bank, or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, bank, or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, bank, or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. Except as described below under below under “—Notice of Guaranteed Delivery,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. You must pay, or arrange for payment, by means of wire transfer or a certified or cashier’s check. Personal checks will not be accepted.

Notice of Guaranteed Delivery

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent, on or before the time this rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

•

deliver to the subscription agent on or prior to this rights offering expiration date your subscription price payment in full for each share you subscribed for under your subscription privilege in the manner set forth above in “—Method of Payment”;

•

deliver to the subscription agent on or prior to the expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with your subscription rights certificates; and

•

deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery. For purposes of these Notice of Guaranteed Delivery procedures, “business day” means any day on which trading is conducted on the Nasdaq Global Market.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with your subscription rights certificate. Your Notice of Guaranteed Delivery must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address or facsimile number set forth above under “—Delivery of Subscription Materials and Payment.”

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call D.F. King & Co., Inc., the information agent, at (800) 949-2583 to request any copies of the form of Notice of Guaranteed Delivery.

In the case of holders of subscription rights that are held of record through DTC, those subscription rights may be exercised by instructing DTC to transfer subscription rights from that holder’s DTC account to the subscription agent’s DTC account, together with payment of the full subscription price. The Notice of Guaranteed Delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “—Delivery of Subscription Materials and Payment.”

Determinations Regarding the Exercise of Your Subscription Rights

We will decide, in our sole discretion, all questions concerning the timeliness, validity, form, and eligibility of the exercise of your subscription rights. Any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the subscription agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if we determine that your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our preferred stock to you could be deemed unlawful under applicable law.

Material United States Federal Income Tax Consequences

A holder generally should not recognize income, gain, or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.”

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions for Use of GeoMet, Inc. Subscription Rights Certificates, you should contact the information agent at the address and telephone number set forth under “Questions and Answers Relating to the Rights Offering” included elsewhere in this prospectus supplement.

Subscription Agent

We have appointed American Stock Transfer & Trust Company, LLC to act as subscription agent for the rights offering.

Information Agent

We have appointed D.F. King & Co., Inc. to act as information agent for the rights offering. You should direct any questions or requests for assistance concerning the method of exercising the subscription rights or for additional copies of this prospectus supplement to the information agent.

Expenses

We will pay all fees charged by the subscription agent and the information agent. We will also pay certain expenses of Sherwood pursuant to the investment agreement, as described in “—The Backstop Purchaser—Backstop Fees; Expenses.” You are responsible for paying any other commissions, fees, taxes, or other expenses incurred in connection with the exercise of the subscription rights. Neither we nor the subscription agent will pay such expenses.

No Revocation

Once you have exercised your subscription rights, you may not revoke your exercise. Subscription rights not exercised before the expiration date of the rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC or you are a stockholder holding you shares in “street name” with DTC participants, you may exercise your subscription rights by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our preferred stock you are subscribing for under your subscription rights, if any, and your subscription price payment for each share of our preferred stock that you subscribed for pursuant to your subscription rights.

Subscription Price

The subscription price is $10.00 per share. For more information with respect to how the subscription price was determined, see “—Reasons for the Rights Offering” and “Background of the Rights Offering” and “Questions and Answers Relating to the Rights Offering—How were the terms of the preferred stock determined?” included elsewhere in this prospectus supplement.

Foreign Stockholders

We will not mail subscription rights certificates to stockholders on the record date, or to subsequent transferees, whose addresses are outside the United States. Instead, we will have the subscription agent hold the subscription rights certificates for those holders’ accounts. To exercise their subscription rights, foreign holders must notify the subscription agent before 11:00 a.m., Eastern Time, on August 18, 2010 and must establish to the satisfaction of the subscription agent that they are permitted to exercise their subscription rights under applicable law. If these procedures are not followed prior to the expiration date, your subscription rights will expire.

Sale of Subscription Rights

The subscription rights are transferable until 4:00 p.m., Eastern Time on August 18, 2010, the expiration date of the rights offering (as it may be extended) to the extent that requests for transfers can be processed by the subscription agent and exercised by the transferee prior to the expiration date. Stockholders wishing to transfer all or a portion of their subscription rights should allow sufficient time prior to the expiration date of the offer for the subscription rights to be transferred and exercisable by the transferee.

We have applied to list the subscription rights on the Nasdaq Global Market under the symbol “GMETR.” While the Company will use its reasonable efforts to ensure that an adequate trading market for the subscription rights will exist, no assurance can be given that a market for the subscription rights will develop. Trading in the subscription rights on the Nasdaq Global Market is expected to be conducted beginning on or about July 29, 2010, and continuing until the expiration date (as it may be extended). Subscription rights holders are encouraged to contact their broker-dealer, bank, trustee, or other nominees for more information about trading of the subscription rights.

Other Transfers

The subscription rights evidenced by a subscription rights certificate may be transferred by endorsing the subscription rights certificate for transfer in accordance with the accompanying instructions. A portion of the subscription rights evidenced by a single subscription rights certificate may be transferred by delivering to the subscription agent a subscription rights certificate properly endorsed for transfer, with instructions (including specification of the denominations into which you wish your subscription rights to be divided) to register such portion of the subscription rights evidenced thereby in the name of the transferee and to issue a new subscription rights certificate to the transferee evidencing such transferred subscription rights. In such event and if time permits, a new subscription rights certificate evidencing the balance of the subscription rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. Alternatively, you may ask a commercial bank or broker to effect such actions on your behalf. The signature on the subscription rights certificate must correspond to the name as written upon the face of the subscription rights certificate, without alteration, enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their subscription rights should allow at least five business days prior to the expiration date of the offer for (i) the transfer instructions to be received and processed by the subscription agent; (ii) a new subscription rights certificate to be issued and transmitted to the transferee or transferees with respect to transferred subscription rights and to the transferor with respect to retained subscription rights, if any; and (iii) the subscription rights evidenced by such new subscription rights certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent shall have any liability to a transferee or transferor of subscription rights if subscription rights certificates are not received in time for exercise prior to the expiration date of the offer or sale prior to the day immediately preceding the expiration date of the offer (or, if the offer is extended, the extended expiration date).

Except for the fees charged by the subscription agent, which will be paid by us, all commissions, fees, and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale, or exercise of subscription rights will be for the account of the transferor of the subscription rights. None of those commissions, fees, or expenses will be paid by us or the subscription agent.

We anticipate that the subscription rights will be eligible for transfer through, and that the exercise of the subscription rights may be effected through, the facilities of DTC.

No Board Recommendation

An investment in shares of our preferred stock must be made according to each investor’s evaluation of his own best interests and after considering all of the information herein, including the risks set forth in the section of this prospectus supplement entitled “Risk Factors.” Neither we, our board of directors nor any other person make any recommendation to subscription rights holders regarding whether they should exercise or sell their subscription rights. Although each member of our board of directors has indicated his intent to exercise some or all of the subscription rights he will receive in the rights offering to the extent he has available resources, you should not view these indications as a recommendation by any member of our board of directors that you should sell or exercise your subscription rights. Likewise, you should not view the commitment of Sherwood as the backstop purchaser as a recommendation or other indication by it that you should sell or exercise your subscription rights.

Interests of Certain Persons

On May 28, 2010, we entered into a settlement agreement with North Shore Energy, LLC (“North Shore”), an affiliate of Yorktown, and Sherwood and certain Sherwood affiliates, whereby we agreed, in exchange for a release of North Shore’s claims against us, Sherwood and Sherwood’s affiliates, to pay North Shore a fee of $220,000 plus reimbursement of North Shore’s expenses in connection with the negotiation, preparation, administration and enforcement of the commitment letter it entered into with us and its negotiations with us regarding a potential backstop arrangement, which amounted to $49,187. Also on May 28, 2010, we entered into a similar settlement agreement with NGP Capital Resources Company (“NGPC”), and Sherwood and certain Sherwood affiliates, whereby we agreed, in exchange for a release of NGPC’s claims against us, Sherwood and Sherwood’s affiliates, to pay NGPC a fee of $350,000 plus reimbursement of NGPC’s expenses in connection with the negotiation, preparation, administration and enforcement of the commitment letter it entered into with us and its negotiations with us regarding a potential backstop arrangement, which amounted to $117,041.

On June 2, 2010, Yorktown entered into an agreement with Sherwood whereby Yorktown agreed not to exercise or transfer certain of its subscription rights that Yorktown will receive in the rights offering in order to induce Sherwood to enter into the investment agreement and for a cash payment of $65,000. Specifically, Yorktown has agreed not to transfer or exercise subscription rights relating to 9,187,072 shares of common stock held by Yorktown, which would permit Yorktown to exercise subscription rights relating to its remaining 5,000,000 shares during the rights offering. Following receipt of an executed copy of this agreement, we and Sherwood executed the investment agreement on June 2, 2010.

Except as described herein, we are not aware of any current plans or proposals by Sherwood or its affiliates with respect to any extraordinary corporate transactions involving us or any sale of our assets or change in our management, capitalization, dividend policy, Certificate of Incorporation or Bylaws, or any other change in our business or corporate structure or with respect to the delisting or deregistration of any of our securities.

Shares of Common Stock Outstanding after the Rights Offering

As of July 26, 2010, we had 39,462,762 shares of common stock issued and outstanding. Upon completion of the rights offering and excluding any shares that may be issued pursuant to the exercise of stock options, we will continue to have 39,462,762 shares of our common stock issued and outstanding. We will also have 4,000,000 shares of preferred stock issued and outstanding, which shares will be initially convertible into 30,769,231 shares of our common stock. An additional 3,401,832 shares of our preferred stock are reserved exclusively for the payment of PIK dividends.

Dilutive Effects of the Rights Offering

If a stockholder does not exercise any subscription rights in the rights offering, the number of shares of our common stock that such stockholder will own will not change. However, because 4,000,000 shares of our preferred stock will be issued if the rights offering and backstop transaction are completed, which shares will initially be convertible into 30,769,231 shares of our common stock and an additional 3,401,832 shares of preferred stock will be reserved for the payment of PIK dividends (which would initially be convertible into an additional 26,167,938 shares of common stock), if a stockholder does not exercise any of its subscription rights under the rights offering, their percentage ownership will be significantly diluted after the rights offering. See also “Risk Factors—Risks Related to the Rights Offering and our Preferred Stock.”

SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

Principal Terms of the Preferred Stock

General Information

The preferred stock will rank senior to our common stock in liquidation preference. As of the date of this prospectus supplement, the Company does not have any shares of preferred stock issued and outstanding, and, therefore the preferred stock will be our most senior equity security when issued in the rights offering. 7,401,832 shares of preferred stock will be issued or reserved for issuance as of the closing of the rights offering and backstop transaction (which number includes 3,401,832 shares of preferred stock reserved exclusively for the payment of PIK dividends. The preferred stock does not have preemptive rights. For more detailed information describing the preferred stock, we urge you to review the copy of the form of Certificate of Designations filed as an appendix to our Definitive Proxy Statement filed with the Securities and Exchange Commission on June 24, 2010.

Conversion; Conversion Price

The preferred stock will be convertible into common stock at an initial conversion price of $1.30 per share. The initial conversion price will be subject to adjustment as provided below. The preferred stock will be convertible at any time after issuance, in whole or in part, at the option of the preferred stockholder. The preferred stock will convert into a number of shares of common stock determined by dividing (i) the sum of (A) $10.00 plus (B) accrued but unpaid dividends by (ii) the conversion price. The conversion price and resulting number of shares of common stock issued upon conversion of preferred stock will be adjusted to reflect stock splits and similar events and will be entitled to anti-dilution adjustments for any dividends paid on common stock in cash or in common stock, the issuance of additional equity securities at a price less than the conversion price (including rights and options but excluding any shares, rights or options issued pursuant to certain option agreements entered into with J. Darby Seré or William C. Rankin, our 2005 Stock Option Plan, our 2006 Long Term Incentive Plan or any similar long term incentive plan subsequently approved by the Company’s stockholders) on a weighted average basis, and the occurrence of certain material corporate transactions at a per share valuation less than the conversion price.

Forced Conversion by the Company

We will have the right, at any time beginning three years after the Closing Date but no sooner than ninety (90) days after a previous Forced Conversion Notice (as defined below), to convert any or all shares of preferred stock into common stock at the conversion price, subject to the limitations described herein and in the Certificate of Designations; provided that in order for us to exercise such option, the daily volume weighted average trading price of our common stock on the national securities exchange on which our common stock is then traded (the “VWAP”) must be greater than 225% of the conversion price for twenty (20) out of the trailing thirty (30) trading days (the “VWAP Trigger”). The trading day immediately following the occurrence of a VWAP Trigger shall be referred to as a “Forced Conversion Determination Date”. The maximum number of shares of common stock to be issued to the holders of the preferred stock subject to a forced conversion in connection with any Forced Conversion Determination Date will be equal to, either (i) in the case that the VWAP Trigger is greater than 225% but less than 250% of the conversion price, the greater of three million shares of common stock, as adjusted for any common stock splits, common stock dividends on common stock or a similar event subsequent to the Closing Date, or ten (10) times the average daily trading volume (“ADTV”) of the common stock during the VWAP Trigger period, or (ii) in the case that the VWAP is greater than or equal to 250% of the conversion price, the greater of six million shares of common stock, as adjusted for any common stock splits, common stock dividends on common stock or similar event subsequent to the Closing Date, or ten (10) times the ADTV of the common stock during the VWAP Trigger period.

To convert the preferred stock into shares of our common stock pursuant to a forced conversion, we will, within five business days of a Forced Conversion Determination Date, give written notice (a “Forced Conversion Notice”, and the date of such notice, a “Forced Conversion Notice Date”) to each holder of preferred stock stating that we elect to force conversion of such preferred stock and shall state therein (i) the number of shares of preferred stock to be converted, (ii) the VWAP of the common stock during the VWAP Trigger period, (iii) our computation of the number of shares of common stock to be received by the holder upon the date of conversion, and (iv) the date of the conversion, which will be no more than ten (10) trading days following the Forced Conversion Determination Date.

Dividends

Dividends will be paid quarterly on the preferred stock, including any preferred stock issued as PIK dividends, which in our sole discretion and in any combination hereof, may be paid either in the form of cash, in which case the applicable annual rate will be equal to 8.0% for the first three years after closing and thereafter 9.6%, or, until the fifth anniversary of the closing date of the rights offering and backstop transaction in PIK dividends, in which case the applicable annual rate will be equal to 12.5%. All dividends will be cumulative and all unpaid dividends will compound on a quarterly basis at the 12.5% rate.

Voting Rights

The holders of preferred stock will be entitled to vote on all matters which the holders of our common stock are entitled to vote, and except as otherwise stated herein, the holders of preferred stock will vote together with our common stockholders as a single class. Each holder of preferred stock will be entitled to a number of votes equal to the number of shares of common stock into which all of the outstanding shares of preferred stock held by such holder on the record date are convertible immediately prior to the vote. So long as any shares of preferred stock are outstanding, we may not take any of the following acts without receiving the approval of at least 50% of the shares of preferred stock, voting as a separate class:

•

any amendment, alteration or change in the powers, designations, preferences, rights, qualifications, limitations or restrictions of the preferred stock in any manner that affects the holders of preferred stock; or

•

any amendment, repeal or alteration of any provision of our Certificate of Incorporation or our Bylaws or in the Certificate of Designations in any manner that adversely affects the holders of preferred stock.

So long as at least 750,000 shares of preferred stock are outstanding (as adjusted for stock dividends, splits, combinations and similar events), we may not take any of the following acts without receiving the prior written consent of holders representing at least 50% of the shares of preferred stock, voting as a separate class:

•	any increase in the total number of authorized or issued shares of preferred stock, except as required for payment of dividends;

•	any authorization, creation or issuance of any senior securities or securities in parity with the preferred stock (including but not limited to our convertible debt);

•

any redemption, acquisition or purchase of any junior securities or securities in parity with the preferred stock except for such redemptions, acquisitions or other purchases of (A) common stock up to $5 million in the aggregate and (B) shares of preferred stock in accordance with the terms thereof;

•	a change in control of the Company;

•	a Liquidation Event (as defined below); or

•	any contract or other arrangement to do any of the foregoing.

Liquidation

Upon the occurrence of a liquidation, dissolution or winding up of the Company resulting in a payment or distribution of assets to the holders of any of our capital stock (each such event, a “Liquidation Event”), the holders of preferred stock (including PIK dividends) will be entitled to receive, prior and in preference to any payment, or segregation for payment, of any consideration to any holder of any junior security of the Company, an amount in cash equal to the greater of (i) $10.00 per share, plus any accrued but unpaid dividends (in each case adjusted for any stock dividends, splits, combinations or similar events), or (ii) an amount equal to the amount such holders of preferred stock would have received upon the Liquidation Event if they had converted their shares of preferred stock into shares of our common stock.

Redemption; Redemption Price

If not converted, the preferred stock (including any PIK dividends) will be redeemable by us on or at any time after a Liquidation Event. In the absence of a Liquidation Event, if not converted, a holder of preferred stock (including any PIK dividends) may cause us to redeem the preferred stock held by such holder, in whole or in part, on or after eight (8) years from the Closing Date, upon 30 days prior written notice to us. Upon any redemption of preferred stock by us, as of the effective date of the redemption, we will pay to each holder of preferred stock, $10.00 per share of preferred stock (including any PIK dividends) held plus any accrued but unpaid dividends (in each case adjusted for any stock dividends, splits, combinations or similar events).

Transfer agent, paying agent, conversion agent and registrar

The transfer agent, paying agent, conversion agent and registrar for our preferred stock is American Stock Transfer & Trust Company, LLC.

Book-entry system

Our preferred stock will only be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the preferred stock. Owners of beneficial interests in the preferred stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be affected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any subscription rights in respect of their interests, including any right to convert or require repurchase of their interests in the preferred stock, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any subscription rights provided to the holders of the preferred stock under the global securities or the certificate of designations. We and any of our agents may treat DTC as the sole holder and registered owner of the global securities.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Exchange of global securities

Our preferred stock, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax considerations, and in the case of a non-United States holder (as defined below), United States federal estate tax considerations, of the rights offering and related preferred stock issuance to holders of common stock that hold such stock as a capital asset (generally, property held for investment) for federal income tax purposes. The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice now in effect, all of which are subject to different interpretations and all of which are subject to change, possibly with retroactive effect.

This discussion does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the United States federal income tax considerations applicable to holders subject to special treatment under the United States federal income tax laws, such as (without limitation):

•	certain expatriates or former long-term residents of the United States (including foreign corporations treated as domestic corporations under the Code);

•	stockholders that hold the shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	stockholders who hold the shares as a result of a constructive sale;

•	stockholders whose functional currency is not the United States dollar;

•	stockholders who acquired the shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	stockholders that are partnerships (or other entities or arrangements treated as partnerships for United States federal income tax purposes) or other pass-through entities or owners thereof;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or foreign currencies;

•	foreign governments or international organizations;

•	traders in securities that mark-to-market; and

•	stockholders liable for alternative minimum tax.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our stock, the tax treatment of a partner in the partnership (or a member of another entity or arrangement treated as a partnership for United States federal income tax purposes) will generally depend upon the status of the partner (or member) and the activities of the partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes). If a holder is a partner of a partnership (or a member of another entity or arrangement treated as a partnership for United States federal income tax purposes) holding our stock, the holder should consult its own tax advisor.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the rights offering or the related preferred stock issuance. The following summary does not address the tax consequences of the rights offering or the related preferred stock issuance under foreign, state, local or other tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED PREFERRED STOCK ISSUANCE TO SUCH HOLDER.

Definition of United States Holders and Non-United States Holders

As used in this discussion, a “United States holder” refers to a beneficial owner of our stock who or which, for United States federal income tax purposes, is:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•

a trust (i) if it is subject to the primary supervision of a court within the United States and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) if it has a valid election in effect under applicable United States Treasury Regulations to be treated as a “United States person.”

The term “non-United States holder” refers to any beneficial owner of our stock who or which is neither a United States holder nor a partnership (or other entity or arrangement treated as a partnership for United States federal tax purposes).

United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to a United States holder of our common stock.

Subscription Rights

The United States federal income tax consequences to a United States holder of our common stock of the receipt and exercise of subscription rights under the rights offering are as follows:

Receipt. For purposes of determining the tax consequences of receipt of the subscription rights, generally, the distribution by a corporation to the holders of its common stock of rights to acquire its convertible preferred stock will be treated for tax purposes as a distribution of the convertible preferred stock itself. The distribution by a corporation of convertible preferred stock to holders of its common stock will not be taxable unless the distribution of such stock would result in a “disproportionate distribution.” A distribution of convertible preferred stock will be treated as disproportionate when considering all relevant facts and circumstances such as the time within which the conversion right must be exercised, whether the dividend rate is consistent with market conditions, the marketability of the stock, redemption provisions, and the conversion price, the distribution is likely to result in some shareholders exercising their conversion rights and receiving common stock and others receiving money or other property.

According to applicable Treasury Regulations, a distribution of convertible preferred stock is unlikely to result in a disproportionate distribution under circumstances where (i) the conversion right may be exercised over a long period (e.g., 20 years) and (ii) the dividend rate is consistent with market conditions at the time the convertible preferred stock is distributed. In contrast, Treasury Regulations provide that a distribution of convertible preferred stock is likely to result in a disproportionate distribution under circumstances where (i) the conversion right must be exercised within a relatively short period (e.g., four months) and (ii) taking into account additional factors such as the conversion price, dividend rate, redemption provisions and marketability of the convertible preferred stock it may be anticipated that some shareholders will exercise their conversion right and some will not. Because the determination of whether a distribution of convertible preferred stock will be treated as disproportionate or not is based on all relevant facts and circumstances, and because the applicable Treasury Regulations provide only specific guidance in the more extreme cases, it is not possible to definitively conclude whether the distribution of preferred stock to United States holders of common stock would be considered to result in a “disproportionate distribution.” However, we expect that the distribution is not taxable.

In the event the IRS successfully asserts that your receipt of subscription rights is currently taxable, the discussion under the heading “Alternative Treatment of Subscription Rights” describes the tax consequences to United States holders that will result from such a determination. The remainder of the discussion under this heading “Subscription Rights” assumes that the distribution of the subscription rights in the rights offering will not result in a taxable distribution.

Tax Basis in and Holding Period of the Subscription Rights. The tax basis of the subscription rights received by a United States holder in the rights offering will be zero, unless (a) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received, or (b) you elect, by attaching a statement to your federal income tax return for the taxable year in which the subscription rights are received, to allocate basis to the subscription rights, in either of which cases, your tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. Your holding period for the subscription rights received in the rights offering will include your holding period for the common stock with respect to which the subscription rights were received.

Sale or Other Disposition of the Subscription Rights. If a United States holder sells or otherwise disposes of the subscription rights received in the rights offering prior to the expiration date, such holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received and the holder’s tax basis, if any, in the subscription rights sold or otherwise disposed of. Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription rights exceeds one year at the time of disposition. The deductibility of capital losses is subject to limitations under the Code.

Exercise; Tax Basis in and Holding Period of Convertible Preferred Stock Acquired through Exercise. You will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis of the preferred stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the preferred stock and your tax basis, if any, in the subscription rights as described above. Your holding period for the preferred stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

Expiration. You will not recognize any gain or loss if you allow the subscription rights received in the rights offering to expire, and your tax basis in the common stock with respect to which such subscription rights were distributed will be equal to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

Alternative Treatment of Subscription Rights

Receipt. If the IRS were to successfully assert that the distribution of the subscription rights in the rights offering resulted in a “disproportionate distribution”, each United States holder would be considered to have received a distribution with respect to such holder’s common stock in an amount equal to the fair market value of the subscription rights received by such holder on the date of the distribution. This distribution generally would be taxed as dividend income to the extent of your ratable share of our current or accumulated earnings and profits. Your tax basis in the subscription rights received pursuant to the rights offering would be equal to their fair market value on the date of distribution and the holding period for the subscription rights would begin upon receipt. If your subscription rights lapse without being exercised, you will recognize a capital loss equal to your tax basis in such expired subscription rights. The deductibility of capital losses is subject to limitations.

Series A Convertible Redeemable Preferred Stock

The following is a summary of the material United States federal income tax consequences that will apply to a United States holder of our preferred stock.

Distributions on the preferred stock. Distributions on our preferred stock will be dividends for United States federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined for United States federal income tax purposes, and will be taxable as ordinary income, although possibly at reduced rates as discussed below. To the extent that the amount of any distribution paid with respect to the preferred stock exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the United States holder’s adjusted tax basis in the preferred stock and will reduce the United States holder’s adjusted tax basis in the preferred stock. Any amount in excess of the United States holder’s adjusted tax basis will be treated as capital gain. A reduction in tax basis could result in increased capital gain, or decreased capital loss, upon a subsequent sale, redemption or other disposition of the preferred stock.

If we make a distribution on the preferred stock in the form of additional shares of our preferred stock, such distribution generally will be tax-free under Section 305 of the Code. Such a stock distribution will not be tax-free if one or more of the following exceptions apply: (1) at the election of any stockholder, the dividend can be paid in property instead of stock; (2) the result of the distribution is that some stockholders receive property while other stockholders increase their interest in the earnings or assets of the corporation; (3) as a result of the distribution, some common stockholders receive common stock and other common stockholders receive preferred stock; (4) the dividend is a distribution on preferred stock; or (5) the dividend is payable in convertible preferred stock, unless we can establish that the dividend will not have the effect listed exception (2). Exception (4) for distributions on preferred stock does not apply to “participating preferred stock.” Participating preferred stock is stock that participates in corporate growth to any significant extent (disregarding conversion privileges). A right to participate in corporate growth that lacks substance (that is, as to which it is reasonable to anticipate at the time of the distribution that there is little or no likelihood of participating beyond a fixed preferential return) will not be respected. Generally, stock which enjoys a priority as to dividends and on liquidation and is entitled to participate, over and above such priority, with another less privileged class of stock in earnings and profits and upon liquidation, would be treated as participating preferred stock for purposes of Section 305. Our preferred stock has a priority as to dividends and has the right to participate, over and above its preference amount, in any liquidation proceeds (but not any dividends) along with our common stock on an as-if converted basis (see “Series A Convertible Redeemable Preferred Stock—Principal Terms of the Preferred Stock—Liquidation”). Based on the foregoing, we currently intend to treat the preferred stock as participating preferred stock for purposes of Section 305. There is no assurance, however, that the IRS or the courts will not take a contrary position. In general, each holder is bound by our determination, unless the holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock.

If our preferred stock is treated as participating preferred stock and no other exceptions apply at the time of the stock distribution, the stock distribution will be tax-free to the United States holder. A United States holder’s tax basis in the shares will be allocated between the preferred stock and the additional preferred stock distributed based on their relative fair market values on the date of distribution. Such United States holder’s holding period for such additional preferred stock generally will include the period during which the preferred stock was held prior to the stock distribution.

If, contrary to our position, our preferred stock is treated as non-participating preferred stock or another exception to tax-free treatment applies, a distribution in the form of additional shares of our preferred stock will be taxable for United States federal income tax purposes in the same manner as distributions described in the first paragraph above. The amount of such distribution will be equal to the fair market value of the additional preferred stock on the date of the distribution. A United States holder’s tax basis in such additional preferred stock will equal the fair market value of the additional preferred stock on the distribution date, and such United States holder’s holding period for such additional preferred stock will begin on the day following the distribution date.

Dividends on the preferred stock taxable as dividends received by corporate United States holders generally will be eligible for the dividends received deduction, subject to various customary conditions and limitations. The Code disallows the dividends received deduction in its entirety if our preferred stock with respect to which the dividend is paid is held by such United States holder for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which our preferred stock becomes ex-dividend with respect to such dividend. A 91-day minimum holding period applies to any dividends on our preferred stock that are attributable to periods in excess of 366 days. The benefits of the dividends received deduction to a corporate United States holder may be reduced or eliminated by many exceptions and restrictions, including restrictions relating to the corporate United States holder’s taxable income and debt financing.

Subject to certain exceptions for short-term and hedged positions and provided that certain holding period and other requirements are met, distributions constituting “qualified dividend income” received by non-corporate United States holders in respect of the preferred stock generally are subject to a reduced maximum tax rate of 15% for taxable years beginning before January 1, 2011. For taxable years beginning on or after January 1, 2011, the maximum tax rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction does not apply to dividends received to the extent that United States holders elect to treat the dividends as “investment income” for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to such holders with respect to our preferred stock that is held by the holder for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which our preferred stock becomes ex-dividend with respect to such dividend. A 91-day minimum holding period applies to any dividends on our preferred stock that are attributable to periods in excess of 366 days.

In general, for purposes of meeting the holding period requirements for both the dividends received deduction and the reduced maximum tax rate on dividends described above, United States holders may not count towards their holding period any period in which they (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of our preferred stock or substantially identical stock or securities; (b) are the grantor of an option to buy our preferred stock or substantially identical stock or securities; or (c) otherwise have diminished their risk of loss on our preferred stock by holding one or more other positions with respect to substantially similar or related property. The United States Treasury Regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is the beneficiary of a guarantee, surety agreement, or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends received deduction as well as the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

United States holders that are corporations should consider the effect of Section 246A of the Code, which reduces the dividends received deduction allowed with respect to “debt-financed portfolio stock.” The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, the portion of dividends subject to the dividends received deduction will serve to increase a corporation’s minimum tax base for purposes of the alternative minimum tax. In addition, a dividend that exceeds certain thresholds in relation to a United States holder’s tax basis in the preferred stock could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code). Generally, a corporate United States holder that receives an extraordinary dividend is required to reduce its stock basis (but not below zero) by the portion of such dividend that is not taxed because of the dividends received deduction. If the amount of the reduction exceeds such United States holder’s tax basis in the preferred stock, the excess is treated as taxable gain for the taxable year in which such extraordinary dividend is received. Non-corporate United States holders who receive an extraordinary dividend would be required to treat any loss on the sale of the preferred stock as long-term capital loss to the extent of the dividends received by them that qualify for the reduced dividend tax rate for qualified dividend income.

United States holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate or the dividends received deduction and the potential applicability of the debt-financed portfolio stock, corporate alternative minimum tax and extraordinary dividend rules in light of their particular circumstances.

Conversion of the Preferred Stock into Common Stock. A United States holder generally will not recognize gain or loss on the receipt of common stock upon the conversion of the preferred stock. However, if the conversion takes place when there is a dividend arrearage on the preferred stock and the fair market value of the common stock exceeds the issue price of the preferred stock, the common stock received in respect of such dividend arrearage may be treated as a dividend distribution as described above under “—Distributions on the preferred stock.” In addition, if the conversion is pursuant to a plan to periodically increase the holder’s proportionate interest in our assets or earnings and profits, a portion of the common stock received may be treated as a dividend distribution as described above under “—Distributions on the preferred stock.” Assuming the conversion is not pursuant to any such plan and no dividend arrearage exists, the United States holder’s tax basis in the common stock received upon conversion will equal such United States holder’s tax basis in the preferred stock converted. The holding period of the common stock received upon conversion generally will include the period during which the preferred stock converted was held prior to conversion.

Cash received in lieu of a fractional share of common stock generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share.

Adjustment of the Conversion Price. Under Treasury Regulations promulgated under Section 305 of the Code, an adjustment to the conversion price of convertible preferred stock generally results in a constructive stock distribution (includable in income in the manner described above under “—Distributions on the preferred stock”) with respect to such preferred stock to the extent such adjustment increases the proportionate interest of the holders of such stock in the issuer’s earnings and profits. For example, an increase in the conversion ratio to reflect a taxable dividend to holders of common stock generally will give rise to a deemed taxable dividend to the holders of preferred stock to the extent of the issuer’s current or accumulated earnings and profits. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interest of a holder of the preferred stock generally will not be considered to result in a constructive distribution.

The conversion price of the preferred stock is subject to adjustment under certain circumstances (see “Series A Convertible Redeemable Preferred Stock—Principal Terms of the Preferred Stock—Conversion; Conversion Price”). Such circumstances generally should constitute bona fide reasonable anti-dilution provisions and generally should not result in constructive distributions. However, certain of the possible adjustments (including adjustments for cash distributions on our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments were made, United States holders of preferred stock will be deemed to have received constructive distributions taxable in the manner described above under “—Distributions on the preferred stock.”

In addition, a failure to make an adjustment to the conversion price of our preferred stock to reflect a stock dividend or similar event that increases the proportionate interest of the holders of our common stock could in some circumstances give rise to constructive distributions to such holders.

Thus, under certain circumstances, United States holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property.

Sale or Other Disposition. A sale, exchange, or other disposition of the preferred stock (other than a conversion into common stock or a redemption) generally will result in gain or loss equal to the difference between the amount realized upon the disposition (not including any proceeds attributable to declared and unpaid dividends, which will be taxable as described above to United States holders of record who have not previously included such dividends in income) and a United States holder’s adjusted tax basis in the preferred stock. The gain or loss will be long-term capital gain or loss if the United States holder held the preferred stock more than one year at the time of sale, exchange, or other disposition. Under current law, long-term capital gains of individuals, estates, and trusts generally are subject to a reduced maximum tax rate of 15% (which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011). A United States holder’s ability to deduct capital losses is limited.

Redemption. In the event that we redeem the preferred stock (see “Series A Convertible Redeemable Preferred Stock—Principal Terms of the Preferred Stock—Redemption; Redemption Price”), the redemption proceeds generally will be treated as a sale or exchange if the United States holder does not own, actually or constructively, within the meaning of Section 318 of the Code, any of our stock other than the preferred stock redeemed. If a United States holder does own, actually or constructively, such other stock, a redemption of stock may be treated as a dividend to the extent of our current or accumulated earnings and profits. Such dividend treatment would not apply and the redemption would be treated as a sale or exchange if the redemption is “substantially disproportionate” with respect to the United States holder under Section 302(b)(2) of the Code or is “not essentially equivalent to a dividend” with respect to the United States holder under Section 302(b)(1) of the Code. A distribution to a United States holder will be “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the United States holder’s stock interest in the Company. A redemption of stock for cash that results in a reduction in the proportionate interest in the Company (taking into account any constructive ownership) of a United States holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs may be regarded as a “meaningful reduction” in the United States holder’s stock interest in the Company. In all cases, amounts of cash received upon redemption of the shares which represent declared and unpaid dividends will be subject to taxation in the manner discussed above under “—Distributions on the preferred stock.”

If a redemption of preferred stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount received by the United States holder without being reduced by the United States holder’s adjusted tax basis in the preferred stock. The United States holder’s adjusted tax basis in the redeemed preferred stock will be transferred to the United States holder’s remaining stock holdings in the Company. If the United States holder does not retain any stock ownership in the Company, the holder may lose such basis entirely.

Upon a redemption of stock that is not treated as a distribution taxable as a dividend, the United States holder will recognize capital gain or loss as described under “—Sale or Other Disposition” above.

Information Reporting and Backup Withholding. Generally, information reporting will apply to dividends in respect of the preferred stock and the proceeds from the sale, exchange, redemption, or other disposition of the preferred stock. Backup withholding, currently at a rate equal to 28% (which rate currently is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011), may apply to such payments made to a United States holder if the United States holder:

•	fails to furnish its taxpayer identification number on an IRS Form W-9 within a reasonable time after the Company or an appropriate intermediary request this information;

•	furnishes an incorrect taxpayer identification number;

•	is informed by the IRS that it failed to report properly any interest or dividends; or

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fails, under certain circumstances, to provide a certified statement signed under penalty of perjury that it is a “United States person” (as defined in the Code), that the taxpayer identification number provided is its correct number, and that it is not subject to backup withholding.

Certain persons are exempt from information reporting and backup withholding, including corporations. United States holders of the preferred stock should consult their tax advisors as to their qualification for exemption and the procedure for obtaining such exemption.

Backup withholding is not an additional tax. The amount of any backup withholding imposed on a United States holder will be allowed a refund or a credit against the United States holder’s United States federal income tax liability if the required information or appropriate claim form is timely furnished to the IRS.

Non-United States Holders

The following is a summary of the material United States federal tax consequences that will apply to a non-United States holder of our common stock.

Subscription Rights

The United States federal income tax consequences to a non-United States holder of our common stock of the receipt and exercise of subscription rights under the rights offering generally should be the same as described above under “United States Holders—Subscription Rights.” That is, because the determination of whether a distribution of convertible preferred stock will be treated as disproportionate or not is based on all relevant facts and circumstances, and because the applicable Treasury Regulations provide only specific guidance in the more extreme cases, it is not possible to definitively conclude whether the distribution of preferred stock to non-United States holders of common stock would be considered to result in a “disproportionate distribution.” However, we expect that the distribution is not taxable.

If a non-United States holder sells or otherwise disposes of the subscription rights received in the rights offering prior to the expiration date, such holder should recognize gain or loss, and be subject to applicable withholding tax, in the same manner as described under the heading “Series A Convertible Redeemable Preferred Stock—Sale or Other Disposition.”

Alternative Treatment of Subscription Rights

Receipt. If the IRS were to successfully assert that the distribution of the subscription rights in the rights offering resulted in a “disproportionate distribution,” each non-United States holder would be considered to have received a distribution with respect to such holder’s common stock in an amount equal to the fair market value of the subscription rights received by such holder on the date of the distribution. This distribution generally would be taxed in the manner described below under “Series A Convertible Redeemable Preferred Stock—Distributions on the preferred stock.” In such circumstances, because any such dividends would not give rise to cash from which any applicable U.S. federal withholding tax can be satisfied, we intend to set off any withholding tax that we are required to collect with respect to any such dividends against cash payments and other distributions otherwise deliverable to a non-United States holder.

Series A Convertible Redeemable Preferred Stock

The following is a summary of the material United States federal tax consequences that will apply to a non-United States holder of our preferred stock.

Distributions on the preferred stock. Any distributions on our preferred stock (including distributions in the form of our preferred stock taxable as dividends and, in certain circumstances, cash or shares of common stock treated as a dividend if a non-United States holder converts the preferred stock), paid to a non-United States holder ordinarily will be subject to withholding of United States federal income tax at a rate of 30% unless the non-United States holder provides us, prior to the payment of such dividends, with a properly executed:

•	IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable income tax treaty; or

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IRS Form W-8ECI (or successor form) stating that the dividends are not subject to withholding tax because they are effectively connected with the non-United States holder’s conduct of a trade or business in the United States. (See “—Income or Gain Effectively Connected With a United States Trade or Business” below.)

Distributions in excess of our current and accumulated earnings and profits (as determined under United States federal income tax principles) will first constitute a return of capital that is applied against and reduces a non-United States holder’s adjusted tax basis in the preferred stock, and thereafter will be treated as gain realized on the sale or other disposition of the preferred stock and will be treated as described below under “—Sale or Other Disposition.”

Conversion of the Preferred Stock into Common Stock. The United States federal income tax consequences to non-United States holders with respect to the conversion of our preferred stock into common stock generally should be the same as described above under “United States Holders—Conversion of the Preferred Stock into Common Stock.” That is, non-United States holders generally will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the preferred stock. Additionally, non-United States holders that receive cash or common stock in respect of dividends in arrears on the shares will be treated as described above under “—Distributions on the preferred stock.”

Certain non-U.S. holders may be required to satisfy certain filing requirements with the IRS to avoid the recognition of gain upon the conversion. Non-U.S. holders should consult their tax advisors regarding whether they must satisfy such filing requirements upon a conversion of the preferred stock into common stock to avoid recognition of gain.

Adjustment of the Conversion Price. As described above under “United States Holders—Adjustment of the Conversion Price,” adjustments in the conversion price (or failures to adjust the conversion price) that increase the proportionate interest of a non-United States holder in our earnings and profits could result in deemed distributions to the non-United States holder that are taxed as described above under “—Distributions on the preferred stock.” If we make an adjustment to the conversion rate and the adjustment gives rise to a constructive dividend, non-United States holders should expect additional U.S. withholding on subsequent distributions.

Sale or Other Disposition. Any gain or loss realized on the disposition of the preferred stock (excluding any amounts attributable to declared and unpaid dividends upon a redemption, which will be taxable to a non-United States holder of record as described above under “—Distributions on the Convertible Preferred Stock”) by a non-United States holder generally will not be subject to United States federal income tax unless:

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the gain or loss is effectively connected with the conduct of a trade or business by the non-United States holder in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a United States permanent establishment of the non-United States holder);

•	the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes at any time during the shorter of the five-year period preceding the date of the disposition or the non-United States holder’s holding period.

A non-United States holder who or which has gain that is described in the first bullet point above generally will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates in the same manner as a United States holder (see “—Income or Gain Effectively Connected With a United States Trade or Business” below).

An individual non-United States holder described in the second bullet point above, except as otherwise provided by an applicable income tax treaty, will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

As to the third bullet point above, because of the oil and natural gas properties and other real property assets we own, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for United States federal income tax purposes. Therefore, a non-United States holder generally will be subject to United States federal income tax in respect of any gain or loss recognized on a sale or other disposition of the preferred stock in the same manner as described above under “United States Holders—Sale or Other Disposition.” In addition, upon such disposition, the non-United States holder may be subject to a 10% withholding tax on the amount realized on such disposition unless the preferred stock is regularly traded on an established securities market or the non-United States holder otherwise qualifies for exemption from United States federal income tax with respect to the disposition. Any amount withheld under the preceding sentence may be credited against the non-United States holder’s United States federal income tax liability and any excess may be refundable if the proper information is timely furnished to the IRS.

A non-United States holder generally will not be subject to United States federal income tax on a disposition of our preferred stock or common stock if a class of our stock is regularly traded on an established securities market, unless such non-United States holder beneficially owns or owned more than 5% of our preferred stock or common stock (or, if the preferred stock is not regularly traded on an established securities market, the preferred stock beneficially owned, actually or constructively, by the non-United States holder on the date that such preferred stock was acquired (or on any subsequent date when preferred stock was acquired by the non-United States holder) had a fair market value greater than the fair market value on that date of 5% of our common stock into which the preferred stock is convertible) at any time during the shorter of the five-year period ending on the date of disposition or the non-United States holder’s holding period. A non-United States holder generally will not be subject to United States federal income tax withholding on a disposition of our preferred stock or common stock if a class of our stock is regularly traded on an established securities market. For this purpose, a class of interests that is traded on one or more established securities markets generally is considered to be regularly traded on such market or markets for any calendar quarter during which it is regularly quoted by brokers or dealers making a market in such interests. A broker or dealer makes a market in a class of interests only if the broker or dealer holds himself out to buy or sell interests in such class at the quoted prices.

Non-United States holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of the preferred stock.

Income or Gain Effectively Connected with a United States Trade or Business. The preceding discussion of the tax consequences of the acquisition, ownership and disposition of the preferred stock by a non-United States holder generally assumes that the non-United States holder is not engaged in a United States trade or business. If any dividends with respect to the preferred stock or gain from the sale, exchange or other taxable disposition of the preferred stock are effectively connected with a United States trade or business conducted by the non-United States holder (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by the non-United States holder in the United States), then the income or gain will be subject to United States federal income tax at regular graduated income tax rates. If the non-United States holder is a corporation, that portion of its earnings and profits that is effectively connected with its United States trade or business also may be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate. Even though effectively connected dividends are subject to United States federal income tax, and may be subject to the branch profits tax, they generally are not subject to withholding tax if the non-United States holder provides a properly executed IRS Form W-8ECI (or successor form) to us or our paying agent.

United States Federal Estate Tax. An individual who is not a citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) and who is treated as the owner of, or has made certain lifetime transfers of, an interest in the preferred stock at the time of his or her death will be required to include the value of the preferred stock in the individual’s gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-United States holder the amount of dividends paid to such holder, the proceeds from a sale or other disposition of the preferred stock and the tax withheld, if any, with respect to those payments, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-United States holder resides under the provisions of an applicable income tax treaty or agreement.

Non-United States holders generally will not be subject to backup withholding with respect to payments of dividends made by us or our paying agent (in its capacity as such) to non-United States holders if we do not have actual knowledge or reason to know that the non-United States holder is a “United States person” (as defined in the Code) and the non-United States holder provides the requisite certification that such holder is not a “United States person” (as defined in the Code) on IRS Form W-8BEN, IRS Form W-8ECI or otherwise establishes an exemption from backup withholding.

If a non-United States holder receives payments of the proceeds of a sale of the preferred stock to or through a United States office of a broker, the payment is subject to both United States backup withholding at a rate of 28% (which rate currently is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011) and information reporting unless the non-United States holder provides a Form W-8BEN certifying that the non-United States holder is not a “United States person” (as defined in the Code) or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the sale is effected outside the United States through a non-United States office of a non-United States broker unless (a) the proceeds are transferred to an account maintained by the holder in the United States; (b) the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address; or (c) the sale has some other specified connection with the United States as provided in applicable Treasury Regulations.

United States information reporting (but not backup withholding) will generally apply to a payment of disposition proceeds where the sale is effected outside the United States by or through an office outside the United States of a broker that fails to maintain documentary evidence that the holder is not a “United States person” (as defined in the Code) or that the holder otherwise is entitled to an exemption, and the broker is:

•	a “United States person” (as defined in the Code);

•	a foreign person that derives 50% or more of its gross income for defined periods from the conduct of a trade or business in the United States;

•	a “controlled foreign corporation” for United States federal income tax purposes; or

•

a foreign partnership if, at any time during its tax year: (1) more than 50% of its capital or profits interest is owned by “United States persons” (as defined in the Code) or (2) it is engaged in a United States trade or business.

Non-United States holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under applicable Treasury Regulations.

Backup withholding is not an additional tax. The amount of any backup withholding imposed on a payment to a non-United States holder of the preferred stock will be allowed as a refund or a credit against the non-United States holder’s United States federal income tax liability if the required information is timely furnished to the IRS.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-United States entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-United States holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our preferred stock or our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Subject to a grandfathering provision which exempts payments on, and the gross proceeds from the disposition of, obligations which are outstanding on March 18, 2012, the legislation would apply to payments made after December 31, 2012. Prospective holders of the preferred stock should consult their tax advisors regarding this legislation and subsequent guidance provided by the IRS pertaining to such legislation.

THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO IT OF ACQUIRING, OWNING AND DISPOSING OF THE SHARES, INCLUDING CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Trading Prices

The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for our common stock as reported by the Nasdaq Global Market from January 1, 2008, through July 26, 2010.

	High	Low
2008
First Quarter	$7.75	$4.06
Second Quarter	10.12	6.21
Third Quarter	9.50	4.81
Fourth Quarter	5.88	1.12
2009
First Quarter	$1.95	$0.53
Second Quarter	1.85	0.56
Third Quarter	1.84	0.78
Fourth Quarter	2.47	1.04
2010
First Quarter	$1.64	$0.86
Second Quarter	1.58	0.90
Third Quarter (through July 26, 2010)	0.95	1.10

Dividend Policy

We have not paid regular dividends on our common stock in the past. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our debt instruments and payments of dividends on our preferred stock, as well as our future earnings, capital requirements, financial condition, prospects, and other factors that our board of directors may deem relevant. The terms of our existing and pending credit facilities restrict our ability to pay cash dividends on our common stock.

We expect to declare and pay all dividends on the preferred stock that become due and payable in additional shares of preferred stock, in lieu of cash, until we are allowed to pay cash dividends under the terms of our pending credit facility. See “Series A Convertible Redeemable Preferred Stock—Principal Terms of the Preferred Stock—Dividends” for additional information about the payment of dividends on the preferred stock.

DESCRIPTION OF CAPITAL STOCK

Pursuant to our amended certificate of incorporation, we have the authority to issue an aggregate of 135,000,000 shares of capital stock, consisting of 125,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Selected provisions of our organizational documents are summarized below. Copies of our organizational documents will be provided upon request and are available on our website, www.geometinc.com. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of our stockholders. Our stockholders may not cumulate their votes in the election of directors.

Dividends, distributions and stock splits. Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our board out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid. All the shares of common stock to be outstanding upon completion of this offering will be fully paid and non-assessable.

Other rights. Holders of our common stock have no redemption or conversion rights but do have preemptive rights to subscribe for our securities, except in certain circumstances, including, but not limited to, a public offering of our stock.

Preferred Stock

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. Currently, there are no shares of preferred stock outstanding, and we expect to have 4,000,000 shares of preferred stock issued and outstanding immediately following the closing of the rights offering. We have also reserved an additional 3,401,832 shares of our preferred stock exclusively for the payment of dividends in kind.

One of the effects of undesignated preferred stock may be to enable our board of directors to render it more difficult to or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by our board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus supplement and the accompanying prospectus in the certificate of designation relating to that series. This description may include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•

whether the preferred stock will be convertible into our common stock or other securities of ours, including warrants, and, if applicable, the conversion period and the conversion price or how the conversion price will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

When we issue shares of preferred stock under this prospectus supplement, the shares will be fully paid and non-assessable and will not have, or be subject to, any rights of first refusal or similar rights.

The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers against expenses, judgments, fines, and amounts paid in settlement incurred by such director or officer if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our certificate of incorporation and bylaws also provide that we may advance expenses, as incurred, to our directors and officers in connection with a legal proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall be ultimately determined that he is entitled to be indemnified by us as authorized by the certificate of incorporation and the bylaws.

Our officers and directors have entered into agreements which provide for certain contractual rights of indemnification.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision. In general, the provision prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets, and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•

an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; or

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	our board approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Sherwood is not subject to the provisions of Section 203 because our board of directors approved the terms of the investment agreement.

Charter and Bylaw Provisions

Our bylaws provide that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of the stockholders or may be taken by written consent of the stockholders having not less than the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Special meetings of stockholders may be called only by our chairman, or by our chairman, president, and secretary at the request of a majority of our board, or at the request in writing of the stockholders owning a majority-in-interest of our entire capital stock issued and outstanding and entitled to vote.

Directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors. Directors may be removed by stockholders with or without cause. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by election at an annual or special meeting of stockholders or by the affirmative vote of a majority of the directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by law.

Transfer Agent and Registrar

The transfer agent and registrar for our common and preferred stock is American Stock Transfer and Trust Company, LLC. Its phone number is (800) 937-5449.

Quotation of Common Stock

Our common stock is traded on The NASDAQ Global Market under the symbol “GMET.”

PLAN OF DISTRIBUTION

On or about July 29, 2010, we will distribute the subscription rights, subscription rights certificates, and copies of this prospectus supplement and the accompanying prospectus to individuals who owned shares of common stock on July 26, 2010. If you wish to exercise your subscription rights and purchase shares of preferred stock, you should complete the subscription rights certificate and return it to the subscription agent, American Stock Transfer & Trust Company, at the following address:

By Mail:	By Overnight Courier or By Hand:
American Stock Transfer & Trust Company, LLC Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Your payment of the subscription price must be made in United States dollars for the full number of shares of preferred stock for which you are subscribing by (i) cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth above, or (ii) wire transfer of immediately available funds directly into the account maintained by American Stock Transfer & Trust Company, LLC, (as subscription agent for the Company) for purposes of accepting subscriptions in this rights offering at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account # 530-354624 American Stock Transfer FBO GeoMet, Inc., with reference to the subscription rights holder’s name.

If you have any questions, you should contact the information agent, D.F. King & Co., Inc., at (212) 269-5550 (call collect) or (800) 949-2583 (toll-free).

We estimate that our total expenses in connection with the rights offering and backstop transaction, including fees and expenses of the subscription agent, will be $2,200,000. Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the underlying preferred stock. See “The Rights Offering—Interests of Certain Persons.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we are required to file periodic reports and other information with the United States Securities and Exchange Commission (the “SEC”). The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

You may copy and inspect any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.geometinc.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus supplement, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our preferred stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below, and any future filings made by us with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until we close the rights offering and backstop transaction. We hereby incorporate by reference the following documents; provided, however, that we are not incorporating any information contained in any Current Report on Form 8-K that is furnished but not filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 31, 2010;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2010 filed with the SEC on April 28, 2010 and the fiscal quarter ended June 30, 2010 filed with the SEC on July 27, 2010; and

•	Our Current Reports on Form 8-K, filed with the SEC on May 7, 2010 (as amended on June 4, 2010), June 8, 2010, June 24, 2010 and July 21, 2010.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus is modified or superseded for purposes of the prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus supplement and the accompanying prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be made to us at the following address or telephone number:

GeoMet, Inc.

909 Fannin, Suite 1850

Houston, Texas 77010

(713) 659-3855

Attention: Corporate Secretary

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Thompson & Knight LLP, Houston, Texas.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from our Annual Report on Form 10-K and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update No. 2010-03, Oil and Gas Reserve Estimation and Discloses), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

$60,000,000

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

Units

We may offer from time to time our common stock, preferred stock, depositary shares, warrants, rights to purchase our securities, and units.

This prospectus describes the general terms of the securities offered by us and the general manner in which we will offer these securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the Nasdaq Global Market under the trading symbol “GMET.”

Investing in securities involves significant risks. You should carefully read the risk factors included in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.

We may sell these securities to or through underwriters, to other purchasers and/or through agents. The supplements to this prospectus will specify the names of and arrangements with any underwriters or agents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 8, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $60,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below.

You should rely only on the information included or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell in any jurisdiction in which the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of the applicable documents in which such information appears even though this prospectus and any accompanying prospectus supplement is delivered or securities sold at a later date.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “GeoMet” and to the “Company,” “we,” “us” or “our” are to GeoMet, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings are also available to the public through the SEC’s website at http://www.sec.gov.

i

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	our Current Reports on Form 8-K filed on January 7, 2009, March 25, 2009, and May 13, 2009; and

•	the description of our common stock in our Registrant Statement on Form 8-A, filed on July 28, 2006, and all amendments or reports filed for the purpose of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of a particular offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You also may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

GeoMet, Inc.

Attn: Investor Relations

909 Fannin, Suite 1850

Houston, Texas 77010

Phone (713)287-2251

ssmith@geometcbm.com

We also maintain a website at www.geometinc.com. However, the information on our website is not part of this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Included and incorporated by reference in this prospectus are certain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements, including statements regarding our planned capital expenditures, increases in gas production, the number of anticipated wells to be drilled after the date hereof, future cash flows and borrowings, our financial position, business strategy and other plans and objectives for future operations. We use the words “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “continue,” “intend,” “plan,” “budget” and other similar words to identify forward-looking statements. You should read statements that contain these words carefully and should not place undue reliance on these statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	our business strategy;

•	our financial position, including our cash flow and liquidity;

•	volatility in the international and domestic capital and credit markets, including fluctuations in interest rates and availability of capital;

•

general economic conditions may be less favorable than expected, including the possibility that the current economic recession in the United States will be prolonged or that any economic recovery will be weak, which could adversely affect the demand for gas and make it difficult, if not impossible, to access financial markets;

•	declines in the prices we receive for our gas affecting our operating results, cash flows and credit capacity;

•	uncertainties in estimating our proved gas reserves;

•	our ability to replace our proved gas reserves;

•	uncertainties in exploring for and producing gas;

•	the coalbeds and other strata from which we produce methane gas may contain impurities that may increase the cost of production;

•	actions of third party co-owners of interests in properties in which we also own an interest;

•	new gas development projects and exploration for gas in areas where we have little or no proven gas reserves;

•	our ability to acquire water supplies needed for drilling, or our ability to dispose of water used or removed from strata at a reasonable cost and within applicable environmental rules;

•	other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties;

•	availability of drilling and production equipment and field service providers;

•	disruptions, capacity constraints in, or other limitations on the pipeline systems that deliver our gas;

•	our need to use unproven technologies to extract coalbed methane in some properties;

•	our ability to retain key members of our senior management and key technical employees;

•	the outcomes of material legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934 and incorporated herein by reference;

•	the effects of government regulation and permitting and other legal requirements;

•	the possibility that the industry may be subject to future regulatory or legislative actions (including changes to existing tax rules and regulations and changes in environmental regulation); and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors may negatively impact our businesses, operations or pricing.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our filings with the SEC that are incorporated by reference herein and in the section entitled “Risk Factors” included elsewhere in this prospectus. For additional information regarding risks and uncertainties, please read our filings with the SEC under the Exchange Act and the Securities Act, including our latest annual report on Form 10-K and our subsequently filed quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus and in the documents incorporated herein by reference. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

The following highlights information about us and our business contained elsewhere or incorporated by reference in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand our business you should carefully read this prospectus together with the more detailed information incorporated by reference in this prospectus. Unless otherwise noted, all information in this prospectus relating to natural gas reserves and the estimated future net cash flows attributable to those reserves is based on estimates prepared by independent engineers and is net to our interest.

THE COMPANY

GeoMet, Inc. (formerly GeoMet Resources, Inc.) is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. We were originally founded as a consulting company to the coalbed methane industry in 1985 and have been active as an operator and developer of coalbed methane properties since 1993. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

Corporate Information

GeoMet, Inc. was incorporated under the laws of the state of Delaware on November 9, 2000. Our principal offices are located at 909 Fannin, Suite 1850, Houston, Texas 77010, telephone number (713) 659-3855, fax number (713) 659-3856, and our website can be found at www.geometinc.com. Unless specifically incorporated by reference in this prospectus, information found on our website is not part of this prospectus.

RISK FACTORS

An investment in the securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Also, please read “Cautionary Statement Concerning Forward-Looking Statements.”

USE OF PROCEEDS

Unless we specify otherwise in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and any prospectus supplement will be used for general corporate purposes. General corporate purposes may include, among other things:

•	repaying outstanding indebtedness;

•	providing working capital;

•	funding capital expenditures; and

•	financing acquisitions.

Until we apply the proceeds from a sale of securities to their intended purposes, we may invest these proceeds in short-term investments. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. We currently have no plans for specific use of the net proceeds. We will specify the principal purposes for which the net proceeds will be used in a prospectus supplement at the time of sale.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated basis. You should read these ratios of earnings to fixed charges in connection with our consolidated and condensed consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

	Nine Months Ended September 30, 2009		Nine Months Ended September 30, 2008	Year Ended December 31,
				2008		2007	2006	2005		2004
Ratio of earnings to fixed charges	X	[1]	6.08	X	[1]	2.28	7.37	X	[1]	6.74

X(1)

Due to the Company’s losses in 2005, the ratio coverage was less than 1:1. The Company must generate additional earnings of $3,700,952 to achieve a coverage ratio of 1:1. Due to the Company’s losses in 2008, the ratio coverage was less than 1:1. The Company must generate additional earnings of $23,465,480 to achieve a coverage ratio of 1:1. Due to the Company’s losses in the nine months ended September 30, 2009, the ratio coverage was less than 1:1. The Company must generate additional earnings of $247,231,865 to achieve a coverage ratio of 1:1.

The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before income taxes and minority interests plus fixed charges, excluding capitalized interest. Fixed charges consist of interest expense, including capitalized interest, amortization of debt financing costs and an estimate of the interest component of rental expense.

DESCRIPTION OF CAPITAL STOCK

Pursuant to our amended certificate of incorporation, we have the authority to issue an aggregate of 135,000,000 shares of capital stock, consisting of 125,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Selected provisions of our organizational documents are summarized below. Copies of our organizational documents will be provided upon request and are available on our website, www.geometinc.com. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of our stockholders. Our stockholders may not cumulate their votes in the election of directors.

Dividends, distributions and stock splits. Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our board out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid. All the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Other rights. Holders of our common stock have no redemption or conversion rights but do have preemptive rights to subscribe for our securities, except in certain circumstances, including, but not limited to, a public offering of our stock.

Preferred Stock

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. There are no shares of preferred stock outstanding, and we have no present plans to issue any preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to render it more difficult to or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by our board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description may include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•

whether the preferred stock will be convertible into our common stock or other securities of ours, including warrants, and, if applicable, the conversion period and the conversion price or how the conversion price will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any rights of first refusal or similar rights.

The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers against expenses, judgments, fines, and amounts paid in settlement incurred by such director or officer if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our certificate of incorporation and bylaws also provide that we may advance expenses, as incurred, to our directors and officers in connection with a legal proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall be ultimately determined that he is entitled to be indemnified by us as authorized by the certificate of incorporation and the bylaws.

Our executive officers have entered into agreements which provide for certain contractual rights of indemnification.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision. In general, the provision prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets, and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•

an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; or

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	our board approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Charter and Bylaw Provisions

Our bylaws provide that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of the stockholders or may be taken by written consent of the stockholders having not less than the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Special meetings of stockholders may be called only by our chairman, or by our chairman, president, and secretary at the request of a majority of our board, or at the request in writing of the stockholders owning a majority-in-interest of our entire capital stock issued and outstanding and entitled to vote.

Directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors. Directors may be removed by stockholders with or without cause. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by election at an annual or special meeting of stockholders or by the affirmative vote of a majority of the directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by law.

Transfer Agent and Registrar

The transfer agent and registrar for our common and preferred stock is American Stock Transfer and Trust Company, Inc. Its phone number is (800) 937-5449.

Quotation of Common Stock

Our common stock is traded on The NASDAQ Global Market under the symbol “GMET.”

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock.

Description of Depositary Shares

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us to be the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that may be filed as exhibits to the registration statement in the event we issue depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be payable by such holders.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Miscellaneous

The depositary will forward to holders of depository receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock. We may issue warrants independently or together with other securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. You should refer to the warrant agreement relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants.

Each warrant will entitle the holder to purchase the number of shares of preferred stock or common stock, at the exercise price set forth in, or calculable as set forth in, the prospectus supplement.

We will describe in the applicable prospectus supplement the terms relating to a series of warrants, which may include:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	U.S. federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase preferred stock, common stock or other securities that are being registered hereunder. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the Securities and Exchange Commission, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the date of determining the stockholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each stockholder;

•	the exercise price payable for each share preferred stock, common stock or other securities upon the exercise of the rights;

•	the number and terms of the shares preferred stock, common stock or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the Securities and Exchange Commission.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock or preferred stock, warrants or any combination of such securities. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

•	the designation and terms of the units and the securities included in the units;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units;

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	any material United States federal income tax consequences; and

•	how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. A prospectus supplement or supplements will describe the terms of the offering of the securities by us, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to an offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Pursuant to a requirement by the Financial Industry Regulatory Authority (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with NASD Conduct Rule 5110(h).

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Thompson & Knight LLP. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of GeoMet Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of ASC 740-10-25 (formerly Financial Accounting Standards Board Interpretations No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 on January 1, 2007)), which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Certain estimates of proved oil and gas reserves for GeoMet, Inc. referred to and incorporated by reference herein were based in part upon engineering reports prepared by DeGolyer and MacNaughton, independent petroleum engineers. Estimates of proved reserves at September 30, 2009 have been prepared by our reservoir engineer and have been audited by DeGolyer and MacNaughton, and have been incorporated by reference into this document. These estimates and the audit report are included and incorporated herein in reliance on the authority of such firm as experts in such matters.

Rights to Purchase up to 4,000,000 Shares of

Series A Convertible Redeemable Preferred Stock

at $10.00 per Share

PROSPECTUS SUPPLEMENT

July 29, 2010